                                                                     Exhibit 2.4

                           ASSET PURCHASE AGREEMENT


                           dated ____________, 1996

                                 by and among

                BAB Holdings, Inc., The American Bagel Company,

                 Almike Enterprises, Inc., Michael D. Robinson

                                      and

                                Alan R. Manstof

                               TABLE OF CONTENTS


ARTICLE 1:  PURCHASE OF ASSETS...............................................   1

 1.1 Agreement to Purchase and Sell Assets...................................   1
 1.2 Excluded Assets.........................................................   4

ARTICLE 2:  PURCHASE PRICE, ALLOCATION AND PAYMENT...........................   4

 2.1 Purchase Price..........................................................   4
 2.2 Allocation of Purchase Price............................................   6
 2.3 Payment of Purchase Price...............................................   6
 2.4 Additional Consideration................................................   7

ARTICLE 3:  ASSUMPTION OF LIABILITIES........................................   8

 3.1 Limitation on Assumption of Liabilities.................................   8
 3.2 Assumption of Certain Liabilities.......................................   8

ARTICLE 4:  REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDERS.......   9

 4.1 Due Incorporation.......................................................   9
 4.2 Due Authorization.......................................................   9
 4.3 No Breach...............................................................  10
 4.4 Clear Title.............................................................  10
 4.5 Condition of Assets.....................................................  11
 4.6 Litigation..............................................................  11
 4.7 Labor Matters...........................................................  12
 4.8 Taxes...................................................................  12
 4.9 Employee Benefits.......................................................  13
 4.10 Full Disclosure........................................................  13
 4.11 Financial Statements...................................................  14
 4.12 Absence of Certain Developments........................................  14

 4.13 Proprietary Rights.....................................................  15
 4.14 Compliance with Laws...................................................  16
 4.15 Operating Contracts....................................................  16
 4.16 Real Estate............................................................  17
 4.17 Receivables............................................................  18
 4.18 Books and Records......................................................  18
 4.19 Employees..............................................................  18
 4.20 Licenses and Permits...................................................  19
 4.21 Sufficiency of Assets..................................................  19
 4.22 Other Material Contracts and Obligations...............................  19
 4.23 Shareholders...........................................................  20
 4.24 Subsidiaries...........................................................  20
 4.25 Products Liability Claims..............................................  20
 4.26 Insurance..............................................................  20
 4.27 Brokers................................................................  21
 4.28 Certain Payments.......................................................  21
 4.29 Relationship with Related Persons......................................  21
 4.30 Inventory..............................................................  22
 4.31 Private Placement Memorandum...........................................  22
 4.32 Environmental Matters..................................................  22
 4.33 Franchise Operations...................................................  23

ARTICLE 5:  REPRESENTATIONS AND WARRANTIES OF PURCHASER......................  24

 5.1 Due Incorporation.......................................................  24
 5.2 Due Authorization.......................................................  24
 5.3 No Breach...............................................................  25
 5.4 Full Disclosure.........................................................  25
 5.5 Brokers.................................................................  25
 5.6 BAB Shares..............................................................  26

 5.7 Securities Laws Filings................................................. 26
 5.8 Compliance with Laws.................................................... 26
 5.9 Licenses and Permits.................................................... 26

ARTICLE 6:  PERFORMANCE BY SELLERS AND SHAREHOLDERS PENDING CLOSING.......... 26
 6.1 Access to Information................................................... 26
 6.2 Business As Usual....................................................... 27
 6.3 Encumbrances............................................................ 27
 6.4 Pay Increases........................................................... 27
 6.5 Restrictions on New Contracts........................................... 27
 6.6 Preservation of Business................................................ 28
 6.7 Payment and Performance of Obligations.................................. 28
 6.8 Restrictions on Sale of Assets.......................................... 28
 6.9 Prompt Notice........................................................... 28
 6.10 Consents............................................................... 28
 6.11 Copies of Documents.................................................... 28
 6.12 No Solicitation of Other Offers........................................ 29
 6.13 Inventory.............................................................. 29
 6.14 Insurance.............................................................. 29
 6.15 Filing Reports and Making Payments..................................... 29
 6.16 Capital Expenditures................................................... 29
 6.17 Monthly Financials..................................................... 29
 6.18 COBRA.................................................................. 30
 6.19 Cash on Hand........................................................... 30
 6.20 Limitation on Transactions in Purchasers' Securities................... 30
 6.21 Dividends.............................................................. 30

ARTICLE 7:  PERFORMANCE BY PURCHASER PENDING CLOSING......................... 30
 7.1 Access to Information................................................... 31

 7.2 Business As Usual....................................................... 31
 7.3 Preservation of Business................................................ 31
 7.4 Prompt Notice........................................................... 31
 7.5 Insurance............................................................... 31
 7.6 Filing Reports and Making Payments...................................... 31

ARTICLE 8:  SECURITIES DISCLOSURES REGARDING BAB SHARES...................... 32
 8.1 Unregistered Shares; Restrictions on Transfer........................... 32

ARTICLE 9:  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.................. 33
 9.1 Accuracy of Representations and Warranties.............................. 33
 9.2 Compliance with Covenants and Agreements................................ 33
 9.3 No Adverse Change....................................................... 33
 9.4 Proceedings............................................................. 33
 9.5 Consents and Approvals.................................................. 33
 9.6 The Offering............................................................ 33
 9.7 Financial Statements.................................................... 34
 9.8 Employment Contracts.................................................... 34
 9.9 Due Authorization....................................................... 34

ARTICLE 10:  CONDITIONS PRECEDENT TO SELLERS' AND SHAREHOLDERS' OBLIGATIONS.. 34
 10.1 Accuracy of Representations and Warranties............................. 34
 10.2 Compliance with Covenants and Agreements............................... 34
 10.3 Registration Rights.................................................... 35
 10.4 No Adverse Change...................................................... 35
 10.5 Proceedings............................................................ 35
 10.6 Consents and Approvals................................................. 35
 10.7 The Offering........................................................... 35

ARTICLE 11:  INDEMNIFICATION................................................. 35
 11.1 Indemnification by Sellers and Shareholders............................ 35
 11.2 Indemnification by Purchaser........................................... 37
 11.3 Procedure for Indemnification.......................................... 37
 11.4 Survival of Representations, Warranties and Covenants.................. 39
 11.5 Limitation on Indemnification Obligations.............................. 39

ARTICLE 12:  CLOSING......................................................... 40
 12.1 Date of Closing........................................................ 40
 12.2 Documents to be Delivered by Sellers and Shareholders.................. 40
 12.3 Documents to be Delivered by Purchaser................................. 42

ARTICLE 13:  PERFORMANCE FOLLOWING THE DATE OF CLOSING....................... 42
 13.1 Collection of Receivables.............................................. 43
 13.2 Further Acts and Assurances............................................ 43

ARTICLE 14:  TERMINATION..................................................... 43
 14.1 Termination............................................................ 43
 14.2 Return of Documents and Nondisclosure.................................. 44

ARTICLE 15:  TITLE AND RISK OF LOSS.......................................... 44
 15.1 Title and Risk of Loss................................................. 44

ARTICLE 16:  DEFINITIONS..................................................... 45

ARTICLE 17  MISCELLANEOUS.................................................... 48
 17.1 Preservation of and Access to Records.................................. 48
 17.2 Cooperation Prior To Closing........................................... 49
 17.3 Cooperation Following Closing.......................................... 50
 17.4 Employees.............................................................. 50

 17.5 Public Announcements................................................... 50
 17.6 Waiver of Bulk Transfers Act........................................... 50
 17.7 Sales, Use and Deed Taxes.............................................. 51
 17.8 Notices................................................................ 51
 17.9 Entire Agreement....................................................... 51
 17.10 Remedies Cumulative................................................... 52
 17.11 Specific Performance.................................................. 52
 17.12 Amendments............................................................ 52
 17.13 Successors and Assigns................................................ 52
 17.14 Costs................................................................. 52
 17.15 Governing Law......................................................... 52
 17.16 Counterparts.......................................................... 52
 17.17 Headings.............................................................. 53
 17.18 Scope of Agreement.................................................... 53
 17.19 Number and Gender..................................................... 53
 17.20 Severability.......................................................... 53
 17.21 Parties in Interest................................................... 53
 17.22 Waiver................................................................ 53

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the _____ day of ____________, 1996, by and among BAB Holdings, Inc., an Illinois corporation (the "Purchaser"), The American Bagel Company, a Maryland corporation ("ABC"), Almike Enterprises, Inc., a Maryland corporation ("Almike"), and Michael D. Robinson and Alan R. Manstof (collectively the "Shareholders").

     WHEREAS, Shareholders are the owners of all of the issued and outstanding shares of each class and series of capital stock of ABC and Almike (individually a "Seller" and collectively the "Sellers");

     WHEREAS, Sellers are engaged in the business of franchising Chesapeake Bagel Bakery stores and owning and operating company-owned Chesapeake Bagel Bakery stores (collectively the "Business"); and

     WHEREAS, Sellers desire to sell and assign and Purchaser desires to purchase and assume, or cause one or more Affiliates (as hereinafter defined) of the Purchaser to purchase and assume substantially all of the assets and rights used by Sellers or useful in the operations of the Business on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                         ARTICLE 1:  PURCHASE OF ASSETS

     1.1 AGREEMENT TO PURCHASE AND SELL ASSETS. On the Date of Closing (as hereinafter defined), Purchaser agrees to purchase, or cause one or more Affiliate(s) of Purchaser to which this Agreement has been assigned pursuant to
Section 17.13 hereof to purchase, from Sellers and Sellers agree to sell, assign, transfer, convey and deliver to Purchaser or to such Affiliate(s) of Purchaser, on the terms and subject to the conditions set forth in this Agreement, all of the assets, properties, Contracts (as hereinafter defined), operations and business of Sellers of every kind, nature and description whatsoever which are related to arise from, are used or useful in connection with the operation of the Business or which are reflected to, arise from, are used or useful in connection with the operation of the Business or which are reflected on their respective financial statements, wherever the same may be located, excluding only the assets specifically identified as "Excluded Assets" in Section 1.2 hereof. The assets, properties, Contracts, operations and business to be purchased and sold pursuant to this Agreement (collectively the "Assets") include, without limitation:
                                                                              -

          a. All of Sellers' right, title and interest in and to the real property leased by either Seller in connection with the operation of the Business, together with the improvements, fixtures, hereditaments and appurtenances thereto, including the real property leased by Sellers on Shady Grove Road in Gaithersburg, Maryland (the "New Store") in connection with Sellers' proposed opening of a new company-owned Chesapeake Bagel Bakery store during the fourth quarter of 1996 at that location (collectively the "Leased Premises");

          b. All of Sellers' right, title and interest in and to any and all federal, state, foreign and common law trademarks, trademark registrations and applications therefor, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, trade names, assumed names, logos, patents, patent applications, technology, know-how, trade secrets, processes, formulas, recipes, drawings, designs and similar intellectual property and proprietary rights of any kind, as well as Sellers' transferable interests in any and all federal, state and foreign common law rights protecting the same, including, but not limited to, those proprietary rights described on
     Schedule 1.1(b) hereto (the "Proprietary Rights");

          c. All of Sellers' equipment, machinery, furniture, fixtures, furnishings, tooling, personal property, shelving, patterns, molds, office equipment, computer hardware, trade fixtures, leasehold improvements, tools and other tangible personal property owned or leased by either Seller and used or useful in the operation of the Business, together with any manufacturer, vendor or installer warranties thereon;

          d. All of Sellers' vehicles used or useful in the operation of the Business, including, but not limited to, those vehicles described on
     Schedule 1.1(d) hereto (the "Vehicles");

          e. All of the telephone numbers and telephone directory advertisements used by Sellers in the operation of the Business;

          f. All of Sellers' business records relating to the Business, including, but not limited to, franchisee files and records, customer lists, lists of prospective franchisees, lists of suppliers, operations and other manuals, accounting records (including work papers related thereto), correspondence, files, research data, advertising data, Contracts and other records and information necessary or desirable for Purchaser to carry on the Business in the ordinary course on and after the Date of Closing;

          g. All of Sellers' contract rights and benefits in and to the Contracts, Contracts in progress, commitments, leases, franchise agreements, area franchise development agreements, licenses and other agreements which relate to or arise from or are used or are necessary for the Business and any amendments thereto; all such

     Contracts, Contracts in progress, commitments, leases, franchise agreements, area franchise development agreements, licenses and other agreements which are not listed on Schedule 1.2 hereof are described in
     Schedule 1.1(g) hereto (the "Operating Contracts");

          h. All of Sellers' governmental licenses, certificates, franchises, permits, registrations, concessions, consents and approvals related to the Business, including, but not limited to, those described in Schedule 1.1(h) hereto (the "Licenses") but excluding those listed on Schedule 1.2 hereto which by their terms are not transferable;

          i. All of Sellers' prepaid expenses, credit memos and deposits which relate to the Business, the categories of which are described in Schedule 1.1(i) hereto;

          j. All of Sellers' office, shop and other supplies used in the operation of the Business and which are on hand as of the Date of Closing;

          k. All of Sellers' accounts receivable, notes receivable and other rights to the payment of money arising out of the operation of the Business and which remain uncollected on the Date of Closing, whether or not evidenced by a writing or reflected on the Balance Sheets (as hereinafter defined) (the "Receivables");

          l. All of Sellers' inventory which is on hand as of the Date of Closing, including raw materials, work in process and finished goods (the "Inventory");

          m. All of the plans, specifications, blueprints, surveys, repair and operating manuals, warranties, guaranties, maintenance records, information regarding real estate taxes, assessments and/or insurance and other written information in the possession of Sellers relating to any of the Assets or to the improvements on any Leased Premises as well as copies of the certificates of occupancy for such improvements;

          n. All of Sellers' rights, if any and to the extent transferable, in any computer software and software program documentation in computer readable and hard-copy forms reasonably acceptable to Purchaser, including, but not limited to, the software described in Schedule 1.1(n) hereto (the "Software");

          o. All of Sellers' rights and claims against third parties relating to the Assets ;

          p. All of Sellers' supply of brochures, displays, models and other marketing materials on hand as of the Date of Closing, as well as the camera ready art, negatives, proofs and other reproduction materials for the same;

          q. All saleable goodwill as a going concern and other intangible personal property of Sellers which comprise a part of the Business;

          r. All cash and cash equivalents on hand and/or on deposit in bank and/or brokerage accounts as of the Date of Closing;

          s. All other assets of Sellers of every type, nature and description; and

          t. All accretions and additions to the Assets that occur prior to the Date of Closing.

     1.2 EXCLUDED ASSETS. Notwithstanding anything contained in this Agreement to the contrary, Purchaser will not purchase, and Sellers will not sell, any of the following assets (the "Excluded Assets"):

          a. The corporate minute books, stock books and other corporate records of Sellers having exclusively to do with the corporate organization and capitalization of Sellers as well as Sellers' tax records; and

          b.  All assets listed on Schedule 1.2 hereof.

     ARTICLE 2:  PURCHASE PRICE, ALLOCATION AND PAYMENT

     2.1 PURCHASE PRICE. Subject to the adjustments hereinafter set forth, the purchase price for the Assets and the Agreement Not To Compete provided for in
Section 12.2(g) hereof (the "Agreement Not to Compete") shall be the sum of Twenty-Two Million and 00/100 Dollars ($22,000,000.00) plus Nine Hundred Thousand (900,000) shares of the Common Stock, no par value per share, of BAB Holdings, Inc. (collectively the "Purchase Price"). Notwithstanding any provision of this Agreement to the contrary, in the event the aggregate amount of cash and cash equivalents which the Sellers have on hand and on deposit in banks and brokerage accounts as of the Date of Closing is less than Five Hundred Thousand and No/100 Dollars ($500,000.00), the Purchase Price shall be reduced dollar-for-dollar by the amount of the deficit; provided, however, that on the Settlement Date (as hereinafter defined), the Sellers and Shareholders may pay to the Purchaser by certified or bank cashier's check (or by wire transfer of immediately available funds to Purchaser's designated account) the amount of such deficit and upon receipt of such payment by the Purchaser, the combined tangible net worth of the Sellers reflected on the Closing Balance Sheet (as hereinafter defined) shall be deemed to be increased by the amount of such payment.

     As soon as practicable following the execution of this Agreement, the parties shall, at Seller's expense, cause Ernst & Young L.L.P. (the "Auditor") to prepare, audit and issue an unqualified opinion on the combined balance sheet of Sellers as of the close of business of the Business on December 31, 1995 (the "Opening Balance Sheet"). The Opening Balance Sheet shall be prepared in accordance with GAAP (as hereinafter defined) consistently applied, with appropriate adjustments to eliminate intercompany transactions of the Sellers. As soon as practicable after the Date of Closing (but in any event within thirty
(30) days after the Date of Closing), the Purchaser, at its expense, shall cause the Auditor to prepare, audit and issue an unqualified opinion on the combined balance sheet of the Sellers as of the close of business of the Business on the Date of Closing and without giving effect to the consummation of the transaction contemplated herein ("Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied and in a manner consistent with the preparation of the Opening Balance Sheet, with appropriate adjustments to eliminate intercompany transactions of the Sellers; provided, however, the Closing Balance Sheet shall include accruals for (i) all amounts due or to become due and payable under the Operating Contracts with respect to any period of time ending on or before the Date of Closing, (ii) all amounts accrued for wages and salaries payable to Sellers' employees, including vacation and sick leave, with respect to any period of time ending on or before the Date of Closing (but specifically excluding any benefits under any employee benefit plans of any nature, none of which shall be assumed by Purchaser), and (iii) all utility charges, including sewer, water, gas, electricity, telephone and garbage disposal, as well as other current operating expenses of the Business with respect to any period of time ending on or before the Date of Closing. The Closing Balance Sheet shall not include accruals for, and Purchaser expressly does not assume any liability for, fees and expenses incurred by the Sellers with respect to the transaction contemplated hereby (including, but not limited to, counsel fees, investment banking fees, brokers fees, auditing fees, and related expenses). Both the Operating Balance Sheet and the Closing Balance Sheet (individually a "Balance Sheet" and collectively the "Balance Sheets") shall contain a calculation of the combined tangible net worth of the Sellers as of their respective dates (i.e., total combined tangible assets less total combined tangible liabilities, in each case as reflected on the applicable Balance Sheet). The Auditor shall promptly deliver each Balance Sheet to the Purchaser and the Sellers following the preparation thereof. Representatives of the Purchaser and Sellers shall have the right to review the Balance Sheets and perform other audit and review procedures, including a review of the working papers of the Auditor relative to the preparation of such Balance Sheets. Each party shall bear its own expenses incurred in connection with the review of the Balance Sheets. The parties shall be deemed to have accepted the Balance Sheets and the combined tangible net worth of the Sellers reflected thereon unless within fifteen (15) days after the last date of the Auditor's transmittal of the applicable Balance Sheet to the parties (the "Delivery Date"), they give written notice to the other parties and to the Auditor of their good faith objection to any item therin setting forth a detailed description of such objection and the amount they have determined in good faith as the consolidated tangible net worth of the Sellers as of the date of such Balance Sheet. Any disagreement or controversy between Sellers and Purchaser which is not resolved by Sellers and Purchaser within thirty (30) days following the Delivery Date shall be determined by arbitration as follows. Each party shall designate a firm (other than the Auditor or the current or former auditor of the Sellers) of independent certified accountants of recognized national standing to resolve such dispute. If the two firms cannot agree on a resolution within three weeks from the date it is submitted to them, they shall jointly agree on a third firm of independent certified accountants of recognized national standing, whose decision shall be binding on both Sellers and Purchaser. Each party shall be responsible for the costs of the accountant selected by it and agree to share the cost of the third accountant.

     In the event the consolidated tangible net worth of the Sellers as reflected on the Closing Balance Sheet is greater than the consolidated tangible net worth of the Sellers reflected on the Opening Balance Sheet, the Purchase Price shall be increased by the amount of the excess. However, in the event the consolidated tangible net worth of the Sellers reflected on the Closing Balance Sheet is less than the consolidated tangible net worth of the Sellers reflected on the Opening Balance Sheet, the Purchase Price shall be reduced by the amount of the difference.

     2.2 Allocation of Purchase Price. Purchaser and Sellers shall, in a reasonable manner, determine the fair market value of the Assets and Purchaser shall allocate the Purchase Price among the Assets and the Agreement Not to Compete in accordance with said determination and Section 1060 of the Code (as hereinafter defined). On the Settlement Date, the Purchaser and Sellers shall execute a schedule setting forth the allocation of the Purchase Price mutually agreed upon by the parties. The Purchaser and Sellers shall each file, in accordance with Section 1060 of the Code, an Asset Allocation Statement on Form 8594 (which conforms with such allocation) with its federal income tax return for the tax year in which the Date of Closing occurs and shall contemporaneously provide the other party with a copy of the Form 8594 being filed. Each party agrees not to assert, in connection with any tax return, audit or other similar proceeding, any allocation of the Purchase Price which differs from the allocation determined hereunder.

     2.3 Payment of Purchase Price. The Purchase Price shall be paid by the Purchaser to the Sellers as follows:

          a. On the Date of Closing, the Purchaser shall deposit the sum of Two Million and 00/100 Dollars ($2,000,000.00) (the "Deposit") in immediately available funds with a mutually acceptable national bank (the "Escrow Agent"), to be held by the Escrow Agent pursuant to an Escrow Agreement in substantially the form of Exhibit A hereto (the "Escrow Agreement") to be entered into by and among the Purchaser, Sellers and the Escrow Agent on the Date of Closing (the "Escrow Agreement").

          b. On the Date of Closing, the Purchaser shall pay to the Sellers by certified or bank cashier's check (or by wire transfer of immediately available funds to Sellers' designated account) the sum of Twenty Million and 00/100 Dollars ($20,000,000.00).

          c. In the event the combined tangible net worth of the Sellers reflected on the Closing Balance Sheet exceeds the combined tangible net worth of the Sellers reflected on the Opening Balance Sheet, on the Settlement Date (as hereinafter defined), the Purchaser shall pay to the Sellers by certified or bank cashier's check (or by wire transfer of immediately available funds to Sellers' designated account) the amount of the excess and the parties shall instruct the Escrow Agent to disburse the Deposit and any interest or earnings thereon to the Sellers. For purposes of this Agreement, the "Settlement Date" shall be such date as is mutually agreed upon by the parties not later than five (5) days after the acceptance by all of the parties of both Balance Sheets, or if any party timely objects to the combined tangible net worth of the Sellers pursuant to Section 2.1 hereof and such objection is not resolved by mutual agreement, within five (5) days after completion of the arbitration as provided in Section 2.1 hereof.

          d. In the event the combined tangible net worth of the Sellers reflected on the Closing Balance Sheet is less than the combined tangible net worth of the Sellers reflected on the Opening Balance Sheet, on the Settlement Date the parties shall instruct the Escrow Agent to disburse to the Purchaser the portion of the Deposit equal to the difference together with the interest or income thereon and shall instruct the Escrow Agent to disburse the balance of the Deposit, if any, together with the interest or income thereon to the Sellers. In the event such difference exceeds the amount of the Deposit, on the Settlement Date the parties shall instruct the Escrow Agent to disburse the entire Deposit together with the interest or income thereon to the Purchaser, and the Sellers and the Shareholders shall, jointly and severally, on demand, pay to the Purchaser the amount by which such difference exceeds the Deposit.

          e. On the Date of Closing the Purchaser shall deliver to the Sellers certificates representing Nine Hundred Thousand (900,000) shares of the Common Stock, no par value of BAB Holdings, Inc. If, prior to the Closing, there shall be a merger, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in the corporate structure affecting the capitalization of the Purchaser, such adjustment shall be made in the number and type of shares of stock to be delivered hereunder as is appropriate and equitable in light of such change in the Purchaser's capitalization.

     2.4 ADDITIONAL CONSIDERATION. Purchaser shall pay to Sellers, on the last business day of each calendar quarter, commencing on the last business day of the first full calendar quarter following the Date of Closing in which there shall have been opened and there is then operating at least One Hundred Eighty-One (181) franchised Chesapeake Bagel Bakery stores, Twenty Thousand Dollars ($20,000) for each such franchised Chesapeake Bagel Bakery store opened during said quarter pursuant to the terms of a franchise or area development agreement in place as of the Date of Closing and listed on Schedule 1.1(g) hereto; provided, however, that for the calendar quarter in which the One Hundred Eighty-First (181st) franchised Chesapeake Bagel Bakery store is opened, such payments shall be due and payable only with respect to such franchised stores opened in excess of One

Hundred Eighty-One (181). Such amounts shall be paid in cash if the full initial franchise fee with respect to such store is payable by the franchisee to the Purchaser after the Date of Closing. However, if all or part of the initial franchise fee for such store has been paid to either Seller or any of their franchise brokers on or before the Date of Closing such amounts shall be paid in shares of the Common Stock of BAB Holdings, Inc., in an amount equivalent to Twenty Thousand Dollars ($20,000) based upon the average of the closing bid and asked prices of the Common Stock as quoted on the Nasdaq stock market for the twenty (20) consecutive trading days immediately preceding the last day of each such calendar quarter. Interest shall accrue at twelve percent (12%) per annum on any payments not made within fifteen (15) days of the due date hereunder. Purchaser shall cause to be kept complete and accurate records with respect to all store openings. All such records shall be available for inspection and copying be Sellers or their authorized representative(s) during normal working hours at the principal office of Purchaser upon reasonable advance notice.

                     ARTICLE 3:  ASSUMPTION OF LIABILITIES

     3.1 Limitation on Assumption of Liabilities. Except as specifically set forth in Section 3.2 hereof, Sellers shall transfer the Assets to Purchaser on the Date of Closing free and clear of any Encumbrance (as hereinafter defined) and Purchaser shall not, by virtue of its purchase of Assets, assume or become responsible for any debts, liabilities or obligations of either of the Sellers or either of the Shareholders, whether fixed, contingent, known, unknown or otherwise.

     3.2  Assumption of Certain Liabilities.  Notwithstanding the provisions of
Section 3.1 hereof to the contrary, Purchaser covenants and agrees that on the Date of Closing, it shall execute and deliver to Sellers an Assumption Agreement in substantially the form of Exhibit B hereto (the "Assumption Agreement") pursuant to which it will assume and agree to perform and discharge the following debts, liabilities and obligations of Sellers:

          a. All debts, liabilities and obligations of Sellers arising under the Operating Contracts which become performable after the Date of Closing, except that Purchaser expressly does not assume any liabilities for (i) products sold or services rendered by the Business under such Operating Contracts on or prior to the Date of Closing, (ii) for any debts, liabilities or obligations arising as a result of a breach or default by either Seller under any of such Operating Contracts occurring on or before the Date of Closing or as a result of the consummation of the transactions contemplated hereby, (iii) any long-term indebtedness (including the current portion thereof), except as set forth on Schedule 3.2 hereto; or
     (iv) any fees or commissions payable by Sellers or any other person to brokers, consultants, finders or others with respect to the offer or sale of Sellers' franchises or area development agreements, except as reflected in the deferred revenues from the sale of franchises on the Closing Balance Sheet;

          b. All of Sellers' trade accounts payable, deferred revenues from the sale of franchises, and other current liabilities, in each case arising out of the operation of the Business in the Ordinary Course of Business (as hereinafter defined) which remain unpaid on the Date of Closing, but only to the extent reflected on the Closing Balance Sheet; provided that Purchaser expressly does not assume (i) any accrued taxes of any nature,
     (ii) any liabilities to any Related Person (as hereinafter defined), or
     (iii) any long-term debt (including the current portions thereof), except as set forth on Schedule 3.2 hereto; and

          c.  All debts, liabilities and obligations of Sellers identified on
     Schedule 3.2 hereto (including leases for the Leased Premises).

     ARTICLE 4:  REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDERS

     As an inducement for Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, intending that Purchaser rely thereon in entering into and performing this Agreement, Sellers and Shareholders jointly and severally warrant and represent to Purchaser that each and all of the following are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects at and as of the
Closing:

     4.1 Due Incorporation. Each Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its respective portion of the Business as it is now being conducted. Each Seller is duly qualified to transact business as a foreign corporation and is in good standing under the laws of those jurisdictions set forth on Schedule 4.1 hereto; and there are no other jurisdictions in which either Seller is required to be so qualified and the failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on either Seller. Neither Seller is subject to any Contract which restricts or may restrict the conduct of the Business in any jurisdiction or location except for territorial protections contained in Sellers' franchise agreements and area development agreements listed on Schedule 1.1(g) hereto.

     4.2 Due Authorization. The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Sellers pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Sellers, including authorization by the Boards of Directors of the Sellers and the Shareholders. This Agreement and the documents, instruments and agreements to be executed and/or delivered by Sellers and/or Shareholders pursuant to this Agreement have been or will be on or before the Date of Closing duly and validly authorized, executed and delivered by Sellers and/or Shareholders and the obligations of Sellers and/or Shareholders hereunder and thereunder are or will be upon such execution or delivery valid and legally binding, and this Agreement and the documents, instruments and agreements to be executed and/or delivered by Sellers and/or Shareholders pursuant to this Agreement are or will be upon such execution and delivery enforceable against Sellers and Shareholders in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), including, among others, limitations on the availability of equitable remedies.

     4.3 No Breach. Each Seller has full corporate power and authority to sell, assign, transfer, convey and deliver to Purchaser the Assets to be sold hereunder and to otherwise perform its obligations under this Agreement and the documents, instruments and agreements to be executed and/or delivered by such Sellers pursuant hereto. The execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by each Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws (or comparable governing documents or instruments) of such Seller; (ii) to Sellers' Knowledge, violate any Applicable Laws (as hereinafter defined), issued, enacted, entered or deemed applicable by any Governmental Body (as hereinafter defined) having jurisdiction over such Seller or any of its properties or assets; (iii) to Sellers' Knowledge, except as provided in Schedule 4.3 hereto, require any filing with, permit from, consent or approval of, or the giving of any notice to, any Person (as hereinafter defined); (iv) to Sellers' Knowledge, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, or other Contract to which such Seller is a party, or by which it or any of its properties or assets may be bound, including the Operating Contracts; or (v) to Sellers' Knowledge, result in the creation or imposition of any Encumbrance on any of the Assets.

     4.4 Clear Title. On the Date of Closing, Sellers will convey to Purchaser good, valid and marketable title to all of the Assets (whether real, personal or mixed, and whether tangible or intangible), including, without limitation, all of the properties and assets reflected on the Balance Sheets (except for personal property sold since the date of the Opening Balance Sheet in the

Ordinary Course of Business), free and clear of any and all Encumbrances, of any kind, nature or description whatsoever.

     4.5 Condition of Assets. All of the Assets to be purchased and sold hereunder (i) have been maintained in accordance with prudent business practice,
(ii) are in reasonably good operating condition and repair, subject only to ordinary wear and tear, and (iii) are usable and fit for their intended purpose. Sellers shall use their respective best efforts and shall cooperate with Purchaser with respect to the transfer to Purchaser of all existing manufacturers', vendors', installers' or other warranties for the Assets which are in effect as of the Date of Closing.

     4.6 Litigation. Except as described in Schedule 4.6 hereto or otherwise disclosed by Sellers to Purchaser in writing prior to the Closing, neither the Sellers nor the Shareholders have notice of any pending Proceeding (as hereinafter defined):

          a. that has been commenced by or against either Seller or that otherwise relates to or may affect business of, or any of the assets owned or used by, either Seller (other than any Proceeding which generally affects the business of all Persons conducting business similar to the Sellers' and in which neither Seller is a named defendant); or

          b. that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

To Sellers' Knowledge, (1) no such Proceeding has been Threatened (as hereinafter defined), and (2) no event has occurred or circumstance exists that Sellers or the Shareholders, in exercise of reasonable judgment, believe may five rise to, or serve as a basis for, the commencement of any such Proceeding. The Sellers have delivered to Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 4.6 hereto. Except as otherwise disclosed by Sellers to Purchaser in writing prior to the Closing, the Proceedings listed in Schedule 4.6 hereto will not have a Material Adverse Effect on either Seller or the Business. Sellers have provided to Purchaser a statement of all material Proceedings commenced or Threatened by or against either Seller within the last three (3) years and a description of the outcome thereof. Except as provided in Schedule 4.6 hereto, neither Seller has notice that it is a party to or subject to the provisions of any writ, ruling, award, executive order, directive, requirement, injunction (whether temporary, preliminary or permanent), judgment, decree or other issued, enacted, entered or deemed applicable by any Governmental Body which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either Seller or the Purchaser or impair the ability of either Seller and/or the Shareholders to consummate the transactions contemplated hereby.

     4.7 Labor Matters. Except as described in Schedule 4.7 hereto, neither Seller has ever been a party to any collective bargaining agreement or other labor Contract. Except as described in Schedule 4.7 hereto, there has never been, and there is not presently pending or existing and to the best of Sellers' Knowledge there is not Threatened, any strike, slowdown, picketing, work stoppage, labor arbitration or other Proceeding with respect to any grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board, or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting either Seller or the Business, and no application for certification of a collective bargaining agreement is pending or, to the best of Sellers' Knowledge, is Threatened. Except as described in Schedule 4.7 hereto, to the best of Sellers' Knowledge, no event has occurred or circumstance exists could provide the basis for any work stoppage or other labor dispute. Except as described in Schedule
4.7 hereto, there is no lockout of any employees by either Seller and no such action is contemplated by either Seller. Except as described in Schedule 4.7 hereto, the Sellers have complied in all material respects with all Applicable Laws relating to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, and Sellers have no notice of any allegations, charge, complaint or Proceeding pending or to the best of Sellers' Knowledge Threatened against either Seller or any of their respective officers, directors, or employees relating to any such laws, and the Sellers have no written notice of any basis for any such allegation, charge, complaint, or Proceeding.

     4.8  Taxes.

          a. Except as described in Schedule 4.8 hereto, all returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns") of or relating to any foreign, federal, state, county, local or other Tax (as hereinafter defined) that are required to be filed on or before the Date of Closing by or with respect to either Seller, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which either Seller was a member for any period ending on or prior to the Date of Closing, have been or will be duly and timely filed, and all Taxes (as hereinafter defined), including interest and penalties, due and payable pursuant to such Tax Returns, have been paid or adequately provided for in reserves established by the Sellers, except where the failure to file, pay, or provide for do not, and insofar as reasonably can be foreseen will not have, a Material Adverse Effect on either Seller or the Purchaser.

          b. Except as described in Schedule 4.8 hereto, Sellers have no notice of any material claim against either Seller with respect to any Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to either Seller that has not been adequately provided for in reserves established by the Sellers.

          c. Except as described in Schedule 4.8 hereto, the total amounts set up as liabilities for current and deferred Taxes on the books of the Sellers have been prepared in accordance with GAAP and are sufficient to cover the payment of all material Taxes, including any penalties or interest hereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of the Sellers through the periods covered thereby.

     4.9  Employee Benefits.

              a. Neither of the Sellers, or any current or former affiliate of either Seller, has at any time maintained, contributed to, or obligated itself, or otherwise had any debt, liability or obligation with respect to any Benefit Plans (as hereinafter defined), with respect to which the Purchaser will incur any debts, liabilities or obligations as a result of the consummation of the transactions contemplated hereby which are not expressly assumed by the Purchaser pursuant to Section 3.2 hereof; and

              b. the requirements related to the continuation of medical benefit coverage for former employees of Sellers, their spouses, and other dependents as required to be provided under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations and state continuation coverage laws ("COBRA") have been satisfied and will be satisfied by Sellers following the Date of Closing.

     4.10 Full Disclosure. No representation or warranty made by Sellers or Shareholders in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by either or both Sellers and/or Shareholders pursuant to this Agreement, and no statement, certificate or other document or instrument furnished or to be furnished by or on behalf of either or both Sellers and/or Shareholders pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits, to state a material fact necessary to make the statements contained herein and therein not misleading or any fact necessary to provide Purchaser with proper and adequate information concerning the properties, Assets, revenues, Business, operations, financial condition and prospects of Sellers. Neither Sellers nor Shareholders has knowingly failed to fully disclose to Purchaser any and all facts and information known to it/him/them that reasonably could be expected to have a Material Adverse Effect on either Seller or the Business.

     4.11 FINANCIAL STATEMENTS. Sellers have furnished true and correct copies of the financial statements identified in Schedule 4.11 hereto to Purchaser. Except as provided in Schedule 4.11 hereto, all of said financial statements, including any notes thereto, are true and correct in all material respects and fairly present the financial position and condition of Sellers, on a combined basis, with elimination of all intercompany transactions, as of their respective dates and the results of their respective operations for the periods covered in accordance with GAAP, applied on a basis consistent with that of prior years and periods, provided, however, that as to the unaudited quarterly financial statement set forth on such Schedule, such financial statements do not have the footnotes required by GAAP and such financial statements are subject to ordinary year-end adjustments. To Sellers' Knowledge, subsequent to December 31, 1995, there have been no material adverse changes in the properties, Assets, liabilities, revenues, expenses, operations, financial condition or prospects of the Sellers and/or Business from that reflected in said financial statements. Except for debts, liabilities and obligations (i) to be reflected or reserved against in the Balance Sheets or in the notes thereto, (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Opening Balance Sheet, and/or (iii) described on Schedule 4.11 hereto, neither Seller has any debts, liabilities or obligations of any nature, whether secured, unsecured, known, unknown, accrued, absolute, fixed, contingent or otherwise, whether due or to become due, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on either Seller or the Business. Except as otherwise described herein, all debts, liabilities and obligations incurred after the date of the Opening Balance Sheet have been incurred in the Ordinary Course of Business, and are usual and ordinary in amount both individually and in the aggregate.
     4.12 ABSENCE OF CERTAIN DEVELOPMENTS. Except for the transactions contemplated by this Agreement or as otherwise set forth on Schedule 4.12 hereto, since December 31, 1995, Sellers have conducted the Business only in the Ordinary Course of Business and have not:
          a. Sold, assigned or otherwise transferred any properties or assets other than in the Ordinary Course of Business;
          b. Suffered any material loss or waived or released any material right or claim, whether or not in the Ordinary Course of Business;
          c. Suffered, sustained or incurred any material damage, destruction or casualty loss to any properties or assets, whether or not covered by insurance;
          d. Engaged in any transaction not in the Ordinary Course of Business;
          e.   Made any capital expenditure exceeding $25,000;
          f. Incurred any debts, liabilities or obligations, absolute or contingent, known or unknown, except current liabilities incurred in the Ordinary Course of Business and those incurred with respect to the New Store, as described in Schedule 4.12;

          g. Loaned money to any Person, or guaranteed any loan to any Person, whether or not in the Ordinary Course of Business;
          h. Except as described in Schedule 1.1(g) hereto, amended or terminated any of the Operating Contracts or Licenses, except in the Ordinary Course of Business;
          i. Changed accounting methods or practices (including, without limitation, any change in depreciation, amortization or cost accounting policies or rates), except as disclosed to Purchaser by Sellers in writing prior to the Closing;
          j. Suffered, sustained or incurred any material adverse change in the properties, Assets, revenues, Business, operations, financial condition or prospects of the Sellers;
          k. Received notice from any customer, franchisee, lessor, vendor or any other Person which could reasonably be expected to have, give rise to or result in a Material Adverse Effect on either Seller or the Business; or
          l.   Entered into any Contract to do any of the foregoing.

     4.13 PROPRIETARY RIGHTS. Schedule 1.1(b) hereto contains a list of all of the federal, state, foreign and common law trademarks, trademark registrations and applications therefor, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, trade names, assumed names, logos, patents, patent applications, technology, know-how, trade secrets, processes, formulas, drawings, designs and other similar intellectual property and/or proprietary rights of any kind used by either Seller in the operation of the Business.
Schedule 1.1(n) hereto contains a list of all of the computer software and software program documentation of any kind used by either Seller in the conduct of the Business. Neither Seller has any knowledge of any asserted claim or any reason to believe that the operations of the Business or the possession or use in the Business of any of the Assets, including the Proprietary Rights and/or Software, infringes any trademark, service mark, copyright, trade name, assumed name, logo, patent, technology, know-how, trade secret, process, formula, drawing, design or other intellectual property or proprietary rights of any other Person; except as provided in the franchise agreements and area franchise development agreements included in the Operating Contracts, Sellers have the right to use all of the Proprietary Rights and the sole and exclusive right to use Sellers' trade names, trademarks, service marks and other intellectual properties which have been registered with the U.S. Patent and Trademark Office; neither Seller has entered into any Contract or license that would impair its right to transfer its rights in and to the Proprietary Rights and/or Software to Purchaser; Sellers have no reason to believe that any of the Proprietary Rights are, or are claimed to be, invalid; and, except as provided in Schedule 1.1(n) hereto, neither Seller is obligated under any license, Contract or otherwise to pay royalties, fees or other payments with respect to any of the Proprietary Rights and/or Software. Except as provided in Schedule 4.3 hereto, the sale and assignment of the Proprietary Rights and Software and the right to use the same to Purchaser on the Date of Closing does not require any filing with, permit from, consent or approval of, or the giving of any notice to, any Person.
     4.14 COMPLIANCE WITH LAWS. To Sellers' Knowledge, the Business has been operated, and the assets and Sellers are in substantial compliance with, all requirements of the Licenses, all Applicable Laws, and all requirements of insurance carriers, and there exists no condition which could give rise to a cancellation or nonrenewal of any insurance coverage or License. Neither of the Sellers or Shareholders has notice of any presently existing circumstances which are likely to result in any violation of a material nature of any Applicable Laws respecting either Seller, the Assets or the Business, except as disclosed in writing to Purchaser by Sellers prior to the Closing.
     4.15  OPERATING CONTRACTS.  Except for the Contracts set forth in
Schedule 1.2 hereto, the Operating Contracts set forth on Schedule 1.1 (g) hereto include all Contracts, commitments, leases, licenses and other agreements, including franchise agreements and area franchise development agreements which relate to, arise from or are used or are necessary for the operation of the Business. All of the Operating Contracts are valid, binding in all material respects and currently in full force and effect, and the performance by the parties thereto will not, individually or in the aggregate, have a Material Adverse Effect upon either Seller or the Business. Neither Seller has been notified of or knows of any default in any material respect under any of the Operating Contracts, and to Sellers' Knowledge, no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default or give rise to a right of termination or cancellation under any of the Operating Contracts, or cause the acceleration of an obligation of any Sellers, or result in the creation of any Encumbrance whatsoever upon any of the Assets, except as disclosed in writing to Purchaser by Sellers prior to the Closing. To the best of Sellers' Knowledge, no other party is in default under any of the Operating Contracts, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default or give rise to a right of termination or cancellation under any of the Operating Contracts, or cause the acceleration of any obligation owed to or by either Seller. Except as described on
Schedule 1.1(g) hereto, none of the Operating Contracts have been canceled, terminated, amended or modified and, to the best of Sellers' Knowledge, all parties to such Operating Contracts are in all material respects in compliance therewith. Except as provided in Schedule 4.3 hereto, all of the Operating Contracts are assignable by Sellers and assumable by Purchaser without giving advance notice to or receiving the consent or approval of any Person and any such required notices, consents and approvals, if any, as are required shall be given or obtained by Sellers prior to the Date of Closing.

4.16      REAL ESTATE.  With respect to the Leased Premises:

          a. Schedule 1.1(g) contains a complete and accurate description of all leases and any modifications, extensions and amendments thereto with respect to the Leased Premises;
          b. Sellers have not been notified of any special assessments levied or assessed on or against any Leased Premises (or any such special assessments shall be paid by Sellers on or before the Date of Closing);
          c. To Sellers' Knowledge, there are no public improvements affecting any Leased Premises, including, but not limited to, water, sewer, sidewalk, street, alley, curbing, landscaping or related improvements, which have been commenced and/or completed and for which an assessment has not been levied or, to the best of Sellers' Knowledge, which may be levied after the date of this Agreement. To Sellers' Knowledge, there are no planned public improvement which may result in an assessment against or otherwise materially affect any Leased Premises;
          d. There are no condemnation Proceedings pending or, to the best of Sellers' Knowledge, Threatened with respect to all or any part of any Leased Premises which are likely to adversely affect the Purchaser's occupancy of such Leased Premises or the operation of the Business therein by the Purchaser after the Closing;
          e. Except as set forth in the leases for the Leased Premises, to Sellers' Knowledge, there are no private restrictions, covenants, reservations or agreements which affect the use or occupancy of any Leased Premises;
          f. To Sellers' Knowledge, there are no Applicable Laws issued, enacted, entered or deemed applicable by any Governmental Body requiring repair, alteration or correction of any existing condition on any Leased Premises and there are no conditions that could give rise to the same;
          g. To Sellers' Knowledge, there are no structural, mechanical or other defects of material significance in any of the buildings, improvements, fixtures and equipment, including the roof, heating, ventilating, air conditioning, electrical, plumbing and sanitary disposal systems, located on any Leased Premises which are likely to adversely affect the Purchaser's occupancy of such Leased Premises or the operation of the Business therein by the Purchaser after the Closing. To Sellers' knowledge, all such Leased Premises, including the leasehold improvements, fixtures, equipment, roof, and heating, ventilating, air conditioning, electrical, plumbing and sanitary disposal systems, have been and will be until the Date of Closing maintained in good repair, working order and condition;
          h. To Sellers' Knowledge, each of the Leased Premises has direct legal access to, abuts, and is served by a publicly dedicated and maintained road, which road provides a valid means of ingress and egress to and from each Leased Premises, without additional cost or expense to Purchaser, and to the best of Sellers' Knowledge, there are no applications, ordinances, petitions, resolutions or other matters pending before any Governmental Body in regard to access routes, curb cuts, median strips, or other contemplated actions which might tend to diminish or curtail the full flow of traffic by any Leased Premises or access thereto; and
               i. To Sellers' Knowledge, all utilities, including water, gas, telephone, sanitary and storm sewers are currently available to each Leased Premises at normal and customary rates.
     4.17 RECEIVABLES. All accounts receivable of the Sellers that are reflected on the Balance Sheets (collectively, the "Accounts Receivable") represent, or will represent, valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Date of Closing, to Sellers' Knowledge, the Accounts Receivable are or will be as of the Date of Closing current and collectible net of the respective reserves shown on the Closing Balance Sheet (which reserves are reasonably adequate and calculated consistent with past practice and will not represent a materially greater percentage of the Accounts Receivable as of the Date of Closing than the reserve reflected in the Opening Balance Sheet with respect to the Accounts Receivable reflected therein), the Accounts Receivable reflected on the Closing Balance Sheet will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging from those reflected in the Opening Balance Sheet. To the best of Sellers' Knowledge, there is no contest, claim, or right of set-off in any Contract with any maker of an Accounts Receivable, relating to the amount or validity of such Accounts Receivable, except as disclosed on Schedule 4.6.
     4.18 BOOKS AND RECORDS. All of Sellers' books of account and other financial and corporate records relating to the Business have been made available to Purchaser and its representatives (or will be so made available prior to the Date of Closing). Such books of account and records are current, complete, true and correct in all material respects and reflect in all material respects all items of income and expense with respect to the Business and all assets, liabilities and accruals with respect to the Business in accordance with GAAP, consistently applied. To Sellers' Knowledge, Sellers have filed all reports relating to the Business required by any and all Applicable Laws to be filed, except for any failures or delinquencies in reporting which will not have a Material Adverse Effect on the Business or the Sellers.
     4.19 EMPLOYEES. Schedule 4.19 hereto contains a complete and accurate list of the following information for each employee of the Sellers, including each employee on leave of absence or layoff status: employer, name, job title, current compensation paid or payable and any change in compensation since January 1, 1995, vacation and sick leave accrued, and hire date for purposes of determining vesting and eligibility to participate under each Scheduled Plan. No current or former officer or director of either Seller and, to the best of Sellers' Knowledge, no other current or former employee of either Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, proprietary rights or other agreement, between such employee or officer of director and any other Person ("Proprietary Rights Agreement") that in any way materially adversely affected, affects, or will affect (i) the performance of his or her duties as an employee or officer or director of either Seller, or
(ii) the ability of either Seller to conduct its business, including any Proprietary Rights Agreement with either Seller by any such employee or director.
     4.20 LICENSES AND PERMITS. Sellers have obtained all licenses, certificates, franchises, permits, consents and approvals of each and every Governmental Body having jurisdiction over either Seller or any of its respective properties assets or business necessary or appropriate to own the Assets and to operate and carry on the Business as it is now being conducted, except where the failure to do so would not have a Material Adverse Effect on the Business or the Sellers. All such licenses, certificates, franchises, permits, consents and approvals are described on Schedule 1.1(h) hereto and are valid and in full force and effect.
     4.21 SUFFICIENCY OF ASSETS. The Assets to be transferred by Sellers to Purchaser on the Date of Closing will include all assets, whether owned or leased, including intangible assets, properties, franchises, licenses, permits, Contracts, operations and business that relate to, arise from, are used or held by Sellers for the operation of the Business as presently operated by the Sellers, except for the Excluded Assets. The instruments and documents to be executed and/or delivered by Sellers to Purchaser pursuant to Section 11.2 hereof at or following the Closing shall be adequate and sufficient to vest in Purchaser all of Sellers' rights, titles and interests in or to the Assets.
     4.22 OTHER MATERIAL CONTRACTS AND OBLIGATIONS. Except for the Operating Contracts, non-assignable insurance policies and the Contracts disclosed on Schedule 4.22 hereto or in the financial statement or notes thereto listed on Schedule 4.11 hereto, neither Seller is a party to or bound by any Contract relating to the Business, including any:
               a. Dealer, distributorship, franchise brokerage, or sales agency agreements, excluding purchase orders with respect to the purchase or sale of products or services in the Ordinary Course of Business;
               b.   Advertising Contracts;
               c. Contract, commitment or arrangement for capital expenditures having a remaining balance in excess of $25,000;
               d. Leases with respect to any property, real or personal, whether as lessor or lessee;

          e. Contract containing covenants by any Seller not to compete in any lines of business or with any Person, except for territorial protections contained in Sellers' franchise agreements and area development agreements listed on Schedule 1.1(g) hereto;
          f.   Franchise, license or area development agreements;
          g.   Guarantees;
          h. Contract or purchase order for the purchase of any services, raw materials, supplies or equipment involving payments of more than $10,000 per annum or an aggregate of more than $25,000, excluding purchase orders for the purchase of products or services entered into in the Ordinary Course of Business; or
          i. Contract for the sale of any properties, assets or services involving a value estimated at more than $25,000, excluding purchase orders for the sale of products or services in the Ordinary Course of Business.
     4.23 SHAREHOLDERS. The Shareholders are the holders of all of the issued and outstanding shares of each and every class and series of capital stock of Sellers. There are no outstanding subscriptions, warrants, options, agreements, convertible securities or other commitments pursuant to which either Seller is or may be obligated to issue any shares of any class or series of its capital stock or other securities to any other Person.
     4.24 SUBSIDIARIES. Neither Seller has any subsidiaries or owns any shares of stock or other securities or interests, directly or indirectly, in any other Person. Neither Seller is subject to any obligation or requirement to provide funds to, or invest in, any such Person.
     4.25 PRODUCTS LIABILITY CLAIMS. All products which either Seller has sold through the Business have been merchantable, free from defects and, where applicable, fit for human consumption. Except as set forth on Schedule 4.25 hereto, during the last three (3) years neither Seller has received a claim based upon an alleged breach of product warranty or defective product, arising from such Seller's manufacture or sale of its products (hereafter collectively referred to as "Product Liability Claims"). Sellers have no reasonable grounds to believe that future Product Liability Claims with respect to products of any Seller sold through the Business on or before the Date of Closing will be different from such Sellers' past experience with respect thereto as set forth herein.
     4.26 INSURANCE. Schedule 4.26 hereto contains a complete and accurate list of all insurance policies (including "self-insurance" programs) now maintained by either Seller (the "Insurance Policies"). The Insurance Policies are in full force and effect, neither Seller has notice that it is in default under any Insurance Policy, and no claim for coverage under any Insurance
Policy has been denied. All of the Insurance Policies will be maintained in full force and effect until the Date of Closing except for cancellations or possible cancellations which do not, and insofar as reasonably can be foreseen in the future, will not have a Material Adverse

Effect on either Seller or the Purchaser. To Sellers' Knowledge, the Insurance Policies are reasonably prudent and adequate for the business of the Sellers. Sellers have promptly and adequately notified Sellers' insurance carriers of any and all claims known to Sellers with respect to the operations or products of Sellers for which Sellers are insured. Sellers have not been refused any insurance coverage by any insurance carrier to which it has applied for insurance during the past three (3) years with respect to the Assets or the Business.
     4.27 BROKERS. Except as set forth in Schedule 4.27 hereto, neither Sellers nor Shareholders have employed or engaged any broker, finder, agent, banker or third party, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby. Except as set forth in Schedule 4.27 hereto, no commissions, finder's fees or like charges have been or will be incurred in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     4.28 CERTAIN PAYMENTS. Neither of the Sellers nor any of their respective directors or officers, and, to the best of Sellers' Knowledge, no other member of management, no other agents, employees or any other Person associated with or acting for or on behalf of either of the Sellers, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of either Seller or any affiliate of the Sellers, or (iv) in violation of any Applicable Laws, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Sellers.
     4.29 RELATIONSHIP WITH RELATED PERSONS. The shareholders, directors, officers, and employees of the Sellers and their Related Persons (as hereinafter defined) do not have any interest in any of the assets of the Sellers and, to the best of Sellers' Knowledge, do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with either Seller. Neither the Shareholders nor any of the executive officers of Sellers have engaged or are engaged in competition with either Seller with respect to any line of products or services of either Seller (a "Competing Business") in any market presently served by either Seller or the Purchaser. No shareholder or director of either Seller and none of their Related Persons is a party to any Contract with, or has any claim or right against, the Sellers. All money owed by the Sellers to the Shareholders or directors or their Related Persons (other than for salary) are for bona fide debts, are set forth in
Schedule 4.29 hereto and will be reflected on the Closing Balance Sheet.

     4.30 Inventory. All inventory of the Sellers, as set forth on the Balance Sheets, consists of a quality and quantity usable and salable at customary prices in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheets. All inventories not written off have been priced at the lower of cost or market, in accordance with GAAP. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive but are reasonable in the present circumstances of the Sellers. To Sellers' Knowledge, all work-in-process and finished goods inventory is free of any materials defect or other material deficiency.

     4.31 Private Placement Memorandum. The information supplied by the Sellers and Shareholders in writing for inclusion in the offering memorandum (the "Private Placement Memorandum") for an offering (the "Offering") of securities of BAB Holdings, Inc. for the purpose of financing the Purchase Price, among other corporate purposes, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the closing of the Offering being made pursuant to the Private Placement Memorandum, any event relating to either Seller, or any of their respective affiliates, officers, or directors should be discovered by the Sellers and Shareholders which should be set forth in an amendment to the Private Placement Memorandum, the Sellers shall immediately inform Purchaser in writing.

     4.32  Environmental Matters. To the best of Sellers' Knowledge:

           a. Neither Seller has ever generated, transported, treated, stored, disposed, or otherwise handled any Hazardous Material at any site, location, or facility in connection with the Assets, including the Business, or its Leased Premises and neither Seller has notice in writing that such Hazardous Materials are present on, in, under or near any Leased Premises used in connection with the Business.

            b. Each Seller is (i) in compliance with all applicable Environmental and Safety Requirements (as hereinafter defined), and (ii) possess all required permits, licenses, certifications, and approvals and has filed all notices or applications required thereby or pertaining thereto.

            c. Neither Seller has ever received any notice (written or oral) of any private, administrative, or judicial inquiry, investigation, order, or action, or any notice (written or oral) or any intended or Threatened private, administrative, or judicial inquiry, investigation, order, or action relating to the presence, or alleged presence, of Hazardous Materials on, in, under, or near any Leased Premises, and to Sellers' Knowledge, there is no reasonable basis for any such inquiry, investigation, order, action, or notice; and Sellers have no notice of any pending or Threatened investigations, actions, orders, or

     Proceedings (or notices of potential investigations, actions, orders, or Proceedings) from any Governmental Body, or any other Person, regarding any matter relating to Environmental and Safety Requirements.

          d. No facts, events, or conditions with respect to the past or present operations or facilities of either Seller exist which could reasonably be expected to interfere with, or prevent continued compliance with, or could give rise to, any common law or statutory liability or otherwise form the basis of any claim, action, suit, Proceeding, hearing, or investigation against or involving the Assets, either Seller, the Leased Premises under any Environmental and Safety Requirement, or related common law theories based on any such fact, event, or circumstance, including, without limitation, liability for investigation costs, cleanup costs, personal injury, or property damage.

     4.33 Franchise Operations. Except as disclosed by Sellers to Purchaser in writing prior to Closing, to Sellers' Knowledge, Sellers have complied with all Applicable Laws, including franchise and business opportunity laws, of every Governmental Body, including the Federal Trade Commission (the "FTC"), in offering and selling their "Chesapeake Bagel Bakery" franchises and area franchises. Schedule 1.1(g) contains a complete list of all franchise agreements, area franchise development agreements and other similar agreements together with all amendments, modifications, renewals, extensions and addended thereto to which either Seller is a party. The Sellers have not obtained a federal copyright with respect to the "American Bagel's Operator Manual" and all supplemental business manuals. Except as set forth in Schedule 4.33 hereto, no franchisee or area franchisee of either Seller has commenced or, to the best of Sellers' Knowledge Threatened to commence a Proceeding against either the Seller or with respect any matter, cause or thing whatsoever. Except as set forth in
Schedule 4.33 hereto or as previously disclosed by Sellers to Purchaser in writing prior to the execution hereof, all of the terms and conditions of all franchises and all area franchises to which either Seller is a party are contained in a written document identified on Schedule 1.1(g) hereto, and, except as set forth in such Schedule, no such term or condition has been waived by either Seller. Each jurisdiction in which Sellers have registered its franchises and/or area franchises for offer and sale is listed on Schedule 4.33 hereto together with any conditions to registration imposed by any such jurisdiction. Schedule 4.33 sets forth a description of all outstanding offers by the Sellers to enter into franchise agreements and/or area franchise development agreements which prospective franchisees and area franchisees. Such Schedule also sets forth a description of all of franchise agreements and area franchise development agreements terminated, canceled or revoked by the Sellers at any time during the past three (3) years, including the respective dates of termination or cancellation and the reasons therefor. Except as previously disclosed by Sellers to Purchaser in writing prior to the execution hereof, the Sellers' Franchise Offering Circulars in use in each jurisdiction have been maintained current in all material respects and fairly disclose all matters required to be disclosed by Applicable Laws. Except as otherwise disclosed by Sellers to Purchaser in writing prior to Closing, to Sellers' Knowledge, all franchise agreements and area franchise development agreements entered into by Sellers with their franchisees were entered into accordance with the requirements of Applicable Laws.

     ARTICLE 5:  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement for Sellers and Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, intending that Sellers and Shareholders rely thereon in entering into and performing this Agreement, Purchaser warrants and represents to Sellers and Shareholders that each and all of the following are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects at and as of the Closing:

     5.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its business as it is now being conducted. Purchaser is duly qualified to transact business as a foreign corporation and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated makes such qualification necessary and the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on the Purchaser. Purchaser is not subject to any Contract which restricts or may restrict the conduct of the Business in any jurisdiction or location except for territorial restrictions in Purchaser's franchise and area development agreements.

     5.2 Due Authorization. The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been, or will be on or before the Date of Closing, duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the documents, instruments and agreements to be executed by Purchaser pursuant to this Agreement have been, or will be on or before the Date of Closing, duly and validly authorized, executed and delivered by Purchaser and the obligations of Purchaser hereunder and thereunder are or will be valid and legally binding, and this Agreement and the documents, instruments and agreements to be executed and delivered by Purchaser pursuant to this Agreement are or will be upon such execution and delivery enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), including, among others, limitations on the availability of equitable remedies.

     5.3 No Breach. Purchaser has full corporate power and authority to purchase the Assets being purchased hereunder and to otherwise perform its obligations under this Agreement and the documents, instruments and agreements to be executed by the Purchaser pursuant hereto. The execution and delivery of this Agreement, including the documents, instruments and agreements to be executed by he Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws (or comparable governing documents or instruments) of Purchaser; (ii) violate any Applicable Laws issued, enacted, entered or deemed applicable by any Governmental Body having jurisdiction over Purchaser or any of its properties or assets; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to any Person; (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights or termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, or Contract to which Purchaser is a party, or by which it or any of its assets or properties may be bound; or (v) result in the creation or imposition of any Encumbrance on any of the Purchaser's assets or properties.

     5.4 Full Disclosure. No representation or warranty made by Purchaser in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant to this Agreement, and no statement, certificate or other document or instrument furnished or to be furnished to Sellers pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading. Purchaser has not knowingly failed to fully disclose to Sellers and Shareholders facts or information known to it that reasonably could be expected to have a Material Adverse Effect on the business of BAB Holdings, Inc.

     5.5 Brokers. Except as disclosed on Schedule 5.5 hereto, Purchaser has not employed or engaged any broker, finder, agent, investment banker or third party nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker, in connection with the transactions contemplated hereby. Except as disclosed in Schedule 5.5 hereto, no commissions, finder's fees or like charges have been or will be incurred in connection with the execution and delivery of this Agreement of the consummation of the transactions contemplated hereby.

     5.6 BAB Shares. The BAB Shares to be issued and delivered to the Sellers at the Closing, at the time said BAB Shares are issued and delivered, will be duly authorized, valid issued, fully paid and nonassessable and Sellers shall receive good title thereto free and clear of any Encumbrances of any nature whatsoever.

     5.7 Securities Laws Filings. Purchaser has made all filings required under applicable securities laws. As of their respective dates, all such filings complied in all material respects with applicable securities law requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     5.8 Compliance with Laws. To Purchaser's Knowledge, the business of Purchaser has been operated in substantial compliance with all requirements of insurance carriers, the terms of applicable licenses and all Applicable Laws, and Purchaser has not received any notice of, or has no reason to anticipate that any presently existing circumstances are likely to result in, any violation of a material nature of any applicable laws respecting the existing business of Purchaser as of the date of this Agreement.

     5.9 Licenses and Permits. Purchaser has obtained all licenses, certificates, franchises, permits, consents and approvals of each and every Governmental Body having jurisdiction over Purchaser or any of its respective properties, assets or business necessary or appropriate to own its assets and to operate and carry on its business as it is now being conducted, except where failure to do so would not have a Material Adverse Effect upon the business of Purchaser.

      ARTICLE 6:  PERFORMANCE BY SELLERS AND SHAREHOLDERS PENDING CLOSING

     Sellers and Shareholders, jointly and severally, covenant and agree that from and after the date of this Agreement and until the earlier of Date of Closing or the termination of this Agreement in accordance with Article 14 hereof:

     6.1 Access to Information. At the request of Purchaser, Sellers shall, from time to time, give or cause to be given to Purchaser, its officers, employees, counsel, accountants, investment bankers and other representatives, upon reasonable notice to Sellers, full and prompt access during normal business hours to the Business, the Assets and all of the books, minute book, title papers, records, files, Contracts, insurance policies, Licenses and documents of every character of Sellers relating to the Business and Sellers shall promptly furnish or cause to be furnished to Purchaser, its officers, employees, counsel, accountants, investment bankers and other representatives all of the information with respect to the Sellers, the Business and/or Assets as any of them may reasonably request. Purchaser, its officers, employees, counsel, accountants, investment bankers and other representatives shall have the authority to interview all employees, customers, vendors, suppliers, franchisees and other Persons having relationships with either Seller and/or the Business, and Sellers shall make such introductions as may be reasonably requested. In addition, Purchaser may, at its sole cost and expense, at any time prior to the Date of Closing, through its officers, employees, counsel, accountants, investment bankers and other representatives, conduct such investigations and examinations of the Assets and/or Business as it deems necessary or advisable, and Sellers will cooperate fully and reasonably in such investigations.

     6.2 Business As Usual. Sellers shall carry on the Business diligently, only in the usual and ordinary course and substantially in the same manner as heretofore conducted and will keep and maintain the Assets in good and safe repair and condition consistent with past practices.

     6.3 Encumbrances. Sellers shall not, directly or indirectly, perform or fail to perform any act which might reasonably be expected to result in the creation or imposition of any Encumbrance whatsoever on any of the Assets, other than in the Ordinary Course of Business, or otherwise adversely effect the marketability of the Sellers' title to any of the Assets.

     6.4 Pay Increases. Sellers shall not, without the prior written consent of Purchaser, grant any general or uniform increase in the salaries or rate of pay to their respective employees, grant any increase any benefits or establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining, employment, bonus, stock option, restricted stock, stock purchase, profit-sharing, deferred compensation, severance, pension, retirement, disability, medical, dental, health or life insurance, death benefit, incentive or other compensation or retirement plan, arrangement, agreement, trust, fund, policy or arrangement for the benefit of their respective employees, other than in the Ordinary Course of Business; provided that no pay increases or increases in benefits, as described above, shall be granted to the Shareholders, except as permitted under Section 6.21 hereof.

     6.5 Restrictions on New Contracts. Except with respect to the New Store, as previously disclosed in writing by Sellers to Purchaser, Sellers shall not enter into any Contract, incur any liability, absolute or contingent, assume, guarantee or otherwise become liable or responsible for the obligations of any other Person, make any loans, advances or capital contributions to any other Person (except for extensions of credit to its customers in the Ordinary Course of Business), or waive any right or enter into any other transaction, in each case other than in the usual and Ordinary Course of Business and consistent with Sellers, normal business practices.

     6.6 Preservation of Business. Sellers shall use their respective best efforts to preserve their respective business organizations intact, to keep available to Purchaser the present employees of Sellers and to preserve for Purchaser the Business and the present goodwill and relationship of Sellers with their respective vendors, suppliers, customers, franchisees and others having business relationships with the Business.

     6.7 PAYMENT AND PERFORMANCE OF OBLIGATIONS. Sellers will timely pay and discharge all invoices, bills and other monetary obligations and shall not perform or fail to perform any act which will cause a material breach of any of the Operating Contracts.

     6.8 RESTRICTIONS ON SALE OF ASSETS. Sellers shall not sell, assign, transfer, lease, sublease, pledge or otherwise encumber or dispose of any of the properties or assets of the Business, except for the sale of inventory in the Ordinary Course of Business and at regular prices. Without limiting the generality of the foregoing, Sellers shall not permit any of the Proprietary Rights to lapse or dispose of or otherwise lose the right to use any of the Proprietary Rights. Notwithstanding the foregoing provisions of this Section to the contrary, Almike may, with the prior written consent of the Purchaser, sell up to five (5) of its company-owned Chesapeake Bagel Bakery stores, which consent shall not be unreasonably withheld, provided that the proceeds of such sales are included in the Assets purchased by Purchaser.

     6.9 PROMPT NOTICE. Sellers shall promptly notify Purchaser in writing upon becoming aware of any of the following: (i) any investigation, claim, demand, action, suit or other Proceeding that may be brought, threatened, asserted or commenced against either Seller, its officers or directors involving in any way the Sellers, the Business or the Assets, (ii) any changes in accuracy of the representations and warranties made by Sellers and/or Shareholders in this Agreement, (iii) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the transactions contemplated hereby, or (iv) any notice from any Governmental Body of its intention to institute an investigation into, or institute a Proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render in effective this Agreement or such transactions if consummated.

     6.10 CONSENTS. As soon as reasonably practicable and in any event on or before the Date of Closing, Sellers will obtain or cause to be obtained all of the consents and approvals of all Persons necessary to assign and transfer to the Purchaser of all of the Assets, including the Operating Contracts, Licenses and Software, herein provided to be sold, assigned and transferred to Purchaser, including the consents and approvals listed on Schedule 4.3 hereto.

     6.11 COPIES OF DOCUMENTS. Sellers agree that as soon as reasonably possible following the execution hereof, they shall furnish Purchaser with a true, complete and accurate copy of each Operating Contract and any additional Contract listed on Schedule 4.22 hereto; provided, however, the Sellers shall not be required to furnish Purchaser with copies of all of their franchise agreements but, rather, such agreements shall be made available for review and inspection by Purchaser and its attorneys and other representatives.

     6.12 NO SOLICITATION OF OTHER OFFERS. The Sellers and Shareholders will not, and will not permit their respective directors, officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly, (i) solicit or encourage submission or any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of either Seller to, (iv) accept or approve, or
(v) otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any Person or group (other than Purchaser and its Affiliates, agents and representatives), in connection with any Acquisition Proposal (as hereinafter defined). In addition, from and after the date of this Agreement until the Date of Closing or the earlier termination of this Agreement in accordance with its terms, the Sellers and Shareholders will not, and will not permit their respective directors, officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person or group (other than Purchaser). The Sellers and Shareholders will immediately cease all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     6.13 INVENTORY. Sellers shall maintain the levels of inventory, materials and supplies used in the Business consistent with past practice.

     6.14 INSURANCE. Sellers will maintain in full force and effect all insurance coverages for the Assets substantially comparable to coverages existing on the date hereof.

     6.15 FILING REPORTS AND MAKING PAYMENTS. Sellers shall timely file all required reports and notices with each and every applicable Governmental Body and timely make all payments due and owing to each such Governmental Body, including, but not by way of limitation, any filings, notices and/or payments required by reason of the transactions contemplated by this Agreement.

     6.16 CAPITAL EXPENDITURES. Sellers shall not make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate without the Purchaser's prior written consent which will not be unreasonably withheld or delayed. Notwithstanding the foregoing provisions of this Section to the contrary, Almike may, with the prior written consent of the Purchaser, open up to three (3) new company-owned Chesapeake Bagel Bakery stores, which consent shall not be unreasonably withheld, provided that Purchaser shall be fully apprised of the terms of financing of such stores.

     6.17 MONTHLY FINANCIALS. Within fifteen (15) days of the close of each month, Sellers shall deliver to Purchaser a balance sheet and income statement for each Seller disclosing the financial position and results of operations of each Seller for the preceding month and year-to-date which shall be prepared on a basis consistent with the Sellers' internally generated financial statements for the prior months. In addition, within fifteen (15) days of the close of each calendar quarter, Seller shall deliver to Purchaser a combined balance sheet and income statement for Sellers disclosing the financial position and results of operations of Sellers for the preceding quarter and year to date which shall be prepared in accordance with GAAP and on a basis consistent with the quarterly financial statements identified on Schedule 4.11 hereof; provided, however, that such quarterly financial statements do not need to contain the footnotes required by GAAP and such financial statements may be subject to ordinary year-end adjustments.

     6.18 COBRA. Sellers shall at their sole cost and expense supply their respective employees employed in the operation of the Business with any and all notices and other information with respect to such employees' rights to continue their health and other insurance upon the termination of their employment upon consummation of the transactions contemplated hereby, all in accordance with all Applicable Laws.

     6.19 CASH ON HAND. Sellers shall cause their aggregate cash on hand and on deposit as of the Date of Closing to equal or exceed the sum of Five Hundred Thousand and no/100 Dollars ($500,000.00) or the Purchase Price shall be reduced as provided in Section 2.1 hereof.

     6.20 LIMITATION ON TRANSACTIONS IN PURCHASERS' SECURITIES. Neither Sellers nor any of their respective officers, directors, Shareholders or employees shall acquire or dispose of, nor shall they permit any of their respective affiliates to acquire or dispose of, directly or indirectly, any interest in or right to acquire any securities of Purchaser, except for distribution of the BAB Shares upon liquidation of Sellers.

     6.21 DIVIDENDS. Neither Seller shall pay any dividend or make any distribution with respect to any class or series of its capital stock; provided, however, that notwithstanding the foregoing, the Sellers may make pro rata distributions of money with respect to the Sellers' issued and outstanding shares of capital stock to the Shareholders sufficient to enable the Shareholders to pay the federal and state income taxes on the income that passes through from the Sellers under Section 1366 of the Code net of any tax benefit produced by losses, deductions and credits that pass through under Section 1366 of the Code and compensation in amounts not in excess of amounts distributed as compensation in the past fiscal year.

             ARTICLE 7:  PERFORMANCE BY PURCHASER PENDING CLOSING

     Purchaser covenants and agrees that from and after the date of this Agreement and until the earlier of Date of Closing or the termination of this Agreement in accordance with Article 14 hereof:

     7.1 ACCESS TO INFORMATION. At the request of Sellers, Purchaser shall, from time to time, give or cause to be given to Sellers, its officers, employees, counsel, accountants, investment bankers and other representatives, upon reasonable notice to Purchaser, full and prompt access during normal business hours to minute books, title papers, records, files, contracts, insurance policies, licenses and documents of every character of Purchaser relating to its business to the extent such documents and information would be available for inspection by shareholders of Purchaser under applicable state corporation law, and Purchaser shall promptly furnish or cause to be furnished to Sellers, their officers, counsel, accountants, and other representatives such information with respect to the Purchaser and its business as they may reasonably request; provided however, that nothing contained herein shall require Purchaser to disclose information not publicly available to shareholders, generally.

     7.2 Business As Usual. Purchaser shall carry on its business diligently, only in the usual and ordinary course and substantially in the same manner as heretofore conducted and will keep and maintain its assets in good and safe repair and condition consistent with past practices.

     7.3 Preservation of Business. Purchaser shall use its best efforts to preserve its present goodwill and relationship of Purchaser with its vendors, suppliers, customers, franchisees and others having business relationships with its business.

     7.4 Prompt Notice. Purchaser shall promptly notify Sellers in writing upon becoming aware of any of the following: (i) any investigation, claim, demand, action, suit or other Proceeding that may be brought, threatened, asserted or commenced against Purchaser, its officers or directors involving in any way the Purchaser, provided that notice shall not be required prior to public dissemination of such information, (ii) any changes in accuracy of the representations and warranties made by Purchaser in this Agreement, (iii) any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the transactions contemplated hereby, or (iv) any notice from any Governmental Body of its intention to institute an investigation into, or institute a Proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

     7.5 Insurance. Purchaser will maintain in full force and effect all insurance coverages for its assets substantially comparable to coverages existing on the date hereof. Purchaser shall cause Sellers to be added as additional insured parties in any insurance policies covering product liability for the Assets, for a period of two (2) years following the Date of Closing, provided that Sellers shall pay any premium and any deductible associated with such coverage.

     7.6 Filing Reports and Making Payments. Purchaser shall timely file all required reports and notices with each and every applicable Governmental Body and timely make all payments due and owing to each such Governmental Body, including, but not by way of limitation, any filings, notices and/or payments required by reason of the transactions contemplated by this Agreement.

     ARTICLE 8:  SECURITIES DISCLOSURES REGARDING BAB SHARES

     8.1 UNREGISTERED SHARES; RESTRICTIONS ON TRANSFER. The Sellers and Shareholders understand, acknowledge, represent and agree with the following respect the BAB Shares:

          (a) The BAB Shares have not been registered under the Securities Act (as hereinafter defined) or any state securities law and Buyer is relying upon exemptions from such registration in connection with the issuance of the BAB Shares to the Sellers and/or the Shareholders.

          (b) The Sellers and/or the Shareholders are acquiring the BAB Shares for their own account for investment, with no present intention of distributing, reselling, pledging or otherwise disposing of its interest in the BAB Shares.

          (c) The Sellers and/or the Shareholders have been provided with access to all information with respect to the Purchaser and its business (including the opportunity to meet with the Purchaser's officers, to request additional information regarding Buyer's financial condition, properties, management and material contracts, and ask questions of them), and have utilized such access to make an informed decision to acquire the BAB Shares.

          (d) The Sellers and/or the Shareholders may not sell the BAB Shares unless they are registered under the Securities Act and applicable state securities laws or pursuant to an applicable exemption from such registration requirements. Even if such shares are so registered or if exemption from registration is available, there can be no assurance that there will be a market for these shares.

          (e) Any certificate representing the BAB Shares will bear a legend in substantially the following form:

          The securities evidenced by this certificate have not been registered either under applicable federal law and rules or applicable state law and rules. No sale, offer to sell, or transfer of these securities may be made unless a registration statement under the Securities Act of 1933, as amended, and any applicable state law with respect to such securities is then in effect or an exemption from the registration requirements of such laws is then, in fact, applicable to such securities.

     ARTICLE 9:  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

     Unless waived by Purchaser in writing, each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

     9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Sellers and/or Shareholders in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by any of the Sellers and/or Shareholders pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

     9.2 COMPLIANCE WITH COVENANTS AND AGREEMENTS. Sellers and/or Shareholders shall have performed and complied in all material respects with all of its/his/their covenants, agreements and obligations under this Agreement which are to be performed or complied with by it/him/them at or prior to the Closing, including the execution and/or delivery of the documents, instruments and agreement specified in Section 12.2 hereof or in such documents, instruments and agreements, all of which shall be reasonably satisfactory in form and substance to counsel for Purchaser.

     9.3 NO ADVERSE CHANGE. As of the Date of Closing, nothing shall have occurred which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon either Seller or the ability of either Seller to conduct the Business on the same basis with the same earning power as in the past.

     9.4 PROCEEDINGS. Except for the proceedings of which Sellers have advised Purchaser in writing prior to the execution of this Agreement, the obligations of Purchaser under this Agreement are subject to there being no (i) proceedings which have been brought, asserted, commenced or Threatened against the Purchaser or either Seller by any Person involving or affecting in any way the Sellers, the Business, the Assets, this Agreement or the consummation of the transactions contemplated hereby, or (ii) Applicable Laws restraining or enjoining or which may reasonably be expected to nullify or render ineffective this Agreement or the consummation of the transactions contemplated hereby or which otherwise could reasonably be expected to have a Material Adverse Effect on either Seller or the Purchaser.

     9.5 CONSENTS AND APPROVALS. All consents, waivers, releases, authorizations, approvals, licenses, certificates, permits and franchises of each Person as may be necessary to consummate the transactions contemplated by this Agreement and for the Purchaser to carry on and continue the Business as it is now conducted by Sellers shall have been obtained.

     9.6 THE OFFERING. The Offering made pursuant to the Private Placement Memorandum and/or other financing arranged by Purchaser, shall have closed with the Purchaser receiving aggregate net proceeds of not less than Twenty-Five Million and no/100 Dollars ($25,000,000).

     9.7 FINANCIAL STATEMENTS. Sellers shall, at their expense, cause the Auditor to promptly prepare, audit where necessary, issue an unqualified opinion on, and deliver to

Purchaser all financial statements and related financial information with respect to the Sellers which the Purchaser may require for inclusion in the Private Placement Memorandum. All such financial statements shall be prepared in accordance with GAAP, consistently applied, and shall satisfy applicable requirements under the Securities Act and the Exchange Act (as hereinafter defined) in connection with the on-going periodic reporting requirements imposed on Purchaser by Applicable Laws.

     9.8 EMPLOYMENT CONTRACTS. Purchaser shall have reached Contracts of continued employment or other arrangements reasonably satisfactory to Purchaser with those current key employees of Sellers as Purchaser deems in its reasonable discretion to be helpful or necessary in the continued operation of the Business after the Closing.

     9.9 DUE AUTHORIZATION. The execution and delivery of this Agreement, including the documents, instruments and agreement to be executed and/or delivered by Purchaser pursuant hereto and thereto, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly authorized by resolution of the Board of Directors of Purchaser and any other necessary corporate action on the part of Purchaser; provided, however, unless the Purchaser notifies the Sellers within thirty (30) days of the date of this Agreement that the execution and delivery of this Agreement has not been approved, this condition precedent shall be deemed to have been waived.

ARTICLE 10:  CONDITIONS PRECEDENT TO SELLERS' AND SHAREHOLDERS' OBLIGATIONS

     Unless waived by Sellers and Shareholders in writing, each and every obligation of Sellers and Shareholders to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

     10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

     10.2 COMPLIANCE WITH COVENANTS AND AGREEMENTS. Purchaser shall have performed and complied in all material respects with all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by it at or prior to the Closing, including the execution and/or delivery of the documents, instruments and agreements specified in Section 12.3 hereof or in such documents, instruments and agreements, all of which shall be reasonably satisfactory in form and substance to counsel for Sellers.

     10.3 REGISTRATION RIGHTS. The Purchaser shall have granted the Shareholders registration rights with respect to the BAB Shares by entering into a Registration Rights Agreement with the Sellers at the Closing in substantially the form of Exhibit C hereto (the "Registration Rights Agreement").

     10.4 NO ADVERSE CHANGE. As of the Date of Closing, nothing shall have occurred which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon the ability of Purchaser to conduct the Business.

     10.5 PROCEEDINGS. The obligations of Sellers and the Shareholders under this Agreement are subject to there being no (i) proceedings which have been brought, asserted, commenced or threatened against the Purchaser by any Person involving or affecting this Agreement or the consummation of the transactions contemplated hereby, or (ii) Applicable Laws restraining or enjoining or which may reasonably be expected to nullify or render ineffective this Agreement or the consummation of the transactions contemplated hereby or which otherwise could reasonably be expected to have a Material Adverse Effect on the Purchaser.

     10.6 CONSENTS AND APPROVALS. All consents, waivers, releases, authorizations, approvals, licenses, certificates, permits and franchises of each Person as may be necessary for Purchaser to consummate the transactions contemplated by this Agreement and for the Purchaser to carry on and continue the Business shall have been obtained.

     10.7 THE OFFERING. The Offering, pursuant to the Private Placement Memorandum, and/or other financing arranged by Purchaser shall have closed with the Purchaser receiving aggregate net proceeds of not less than Twenty Five Million and no/100 Dollars ($25,000,000.00).

                         ARTICLE 11:  INDEMNIFICATION

     11.1 INDEMNIFICATION BY SELLERS AND SHAREHOLDERS. Sellers and Shareholders (including their respective heirs, personal representatives, successors and assigns) jointly and severally covenant and agree to pay and perform and indemnify and hold Purchaser, its officers, directors, employees, affiliates, shareholders and agents, and each of their respective heirs, personal representatives, successors and assigns, harmless from, against and in respect of any and all losses, costs, expenses (including without limitation, reasonable attorneys' fees and disbursements of counsel), liabilities, damages, fines, penalties, charges, assessments, judgments, settlements, claims, causes of action and other obligations of any nature whatsoever (collectively "Losses") that any of them may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each and all of the following:

          a. The breach or falsity of any representation, warranty, covenant or agreement made by any Seller and/or the Shareholders in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by any Seller and/or Shareholders pursuant hereto and thereto.

          b. Any claims by or liabilities to Sellers' present or former employees on account of all sums due to such employees or otherwise arising from acts allegedly occurring on or before the Date of Closing, including, but not limited to, salaries, pension or profit sharing benefits, wages, vacation and sick pay and other employee benefits accrued as of the close of business on the Date of Closing as well as all severance pay payable by Sellers to its present and former employees, except to the extent that Purchaser has assumed such claims, demands, liabilities, debts and/or encumbrances under the provisions of Section 3.2 of this Agreement.

          c. All claims, demands, liabilities, debts and/or Encumbrances which may be asserted by creditors of Sellers, except to the extent that Purchaser has assumed such liabilities under the provisions of Section 3.2 of this Agreement.

          d. All claims, demands, liabilities, debts and/or Encumbrances that may be asserted against Purchaser or any of the Assets at any time or from time to time (excluding only any liability assumed by Purchaser under the provisions of Section 3.2 of this Agreement) resulting from or arising out of the ownership, use, maintenance or operation of the Assets or Business with respect to any period of time prior to the Closing.

          e. All other liabilities of or claims against either Seller of any kind, to the extent not specifically assumed by the Purchaser under the provisions of Section 3.2 of this Agreement.

          f. The existence, use, handling, storage, transportation, manufacture, release, discharge, spillage, leakage, pumping, pouring, emitting, dumping or disposal of any Hazardous Materials in, about, under or near any Leased Premises on or before the Date of Closing. The foregoing indemnification includes, without limitation, indemnification against all costs in law or in equity of removal, remediation of any kind, and disposal of such Hazardous Materials, all costs of determining whether the Leased Premises is in compliance with, and of causing the Leased Premises to be in compliance with, all Environmental and Safety Requirements, all costs associated with claims for damages to persons, property, or natural resources, and the Purchaser's reasonable attorneys' and consultants' fees, court costs and expenses incurred in connection with any thereof. This indemnification shall remain in full force and effect, including, without limitation, with respect to Hazardous Materials which are discovered or released on, about, under or near the Leased Premises after the Date of Closing, but which were introduced or released on, about, under or near the Leased Premises on or prior to the Date of Closing, and with respect to the continuing migration or release of any Hazardous Materials previously introduced on, about, under or near the Leased Premises.

           g. All fees, commissions and other sums which may be due and payable to the brokers, finders, agents, bankers or third parties identified on
     Schedule 4.27 hereof.

           h. Any Losses incurred by the Purchaser with respect to any Benefit Plans not expressly assumed by the Purchaser pursuant to Section 3.2 hereof.

     11.2 INDEMNIFICATION BY PURCHASER. Purchaser (including its successors and assigns) covenants and agrees to pay and perform and indemnify and hold Sellers, their officers, directors, employees, affiliates, Shareholders and agents, and each of their respective heirs, personal representatives, successors and assigns, harmless from, against and in respect of any and all Losses that any of them may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each and all of the following:

           a. The breach or falsity of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant hereto and thereto.

           b. The failure of Purchaser to pay and perform the debts, liabilities and obligations it agreed to assume pursuant to Section 3.2 hereof.

           c. All fees, commissions and other sums which may be due and payable to the brokers, finders, agents, bankers or third parties identified on Schedule 5.5 hereof.

           d. Any liability, obligation or commitment of Purchaser arising after the Date of Closing relating to Purchaser's ownership of the Assets, the operation of the Business relating thereto, or franchises sold after the Date of Closing, but expressly excluding any liabilities, obligations or commitments arising from facts or circumstances existing prior to the Date of Closing.

     11.3 PROCEDURE FOR INDEMNIFICATION. In the event a party intends to seek indemnification pursuant to the provisions of Sections 11.1 or 11.2 hereof (the "Indemnified Party"), the Indemnified Party shall promptly give notice hereunder to the other party (the "Indemnifying Party") after obtaining written notice of any claim or the service of a summons or other initial legal process in any action instituted against the Indemnified Party as to which recovery may be sought against the Indemnifying Party because of the indemnification provided for in Section 11.1 or 11.2 hereof, and, if such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; provided, however, that the Indemnified

Party shall not be required to permit such an assumption of the defense of any claim or litigation which, if not first paid, discharged or otherwise complied with, would result in an interruption or disruption of the business of the Indemnified Party or any material part thereof. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within twenty (20) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

     If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim or litigation shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party, which shall not be unreasonably withheld) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.

     If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to conduct its defense.

     If the Indemnifying Party does not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the cost (including attorneys' fees) of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all costs (including attorneys' fees), expenses and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all costs (including attorneys' fees), expenses and damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

     11.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties contained in this Agreement and in any Exhibit, Schedule, certificate, instrument or document delivered by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby and the indemnities with respect thereto contained in Sections 11.1(a) and 11.2(a) hereof shall survive the Closing and shall expire on the second annual anniversary of the Date of Closing, except that (i) the representations and warranties of the Sellers and Shareholders and their related indemnities concerning Taxes shall expire upon the expiration of the applicable statute of limitations for each and any of the Taxes, (ii) the representations and warranties and related indemnities under Sections 4.2, 4.27, 5.2 and 5.5 shall expire on the sixth-annual anniversary of the Date of Closing, and (iii) the representations and warranties and related indemnities under Section 4.31 and 5.7 shall expire on the fourth annual anniversary of the Date of Closing. After the expiration of such periods, no claim for the breach or falsity of any such representation or warranty may be brought, and no litigation with respect thereto may be commenced, and no party shall have any liability or obligation with respect thereto, unless the indemnified party in good faith and having a reasonable basis, gave written notice to the indemnifying party specifying with particularity the breach or falsity of such representation or warranty claimed on or before the expiration of such period, in which case a claim may be brought under this Agreement with respect to that matter during a period corresponding to the applicable statute of limitations.

     11.5 LIMITATION ON INDEMNIFICATION OBLIGATIONS. Notwithstanding the provisions of Section 11.1 or 11.2 hereof to the contrary:

           a. No claim may be brought by Purchaser, Sellers or the Shareholders pursuant to the provisions of Article 11 for any Losses or for any action arising under or in connection with their respective representations, warranties and covenants contained in this Agreement, unless and until the aggregate amount of such claims exceeds $50,000, and then only to the extent of such excess over $50,000.

           b. No claim may be brought by Purchaser, Sellers, or the Shareholders pursuant to the provisions of Article 11 for any Losses or for any action arising under or in connection with their respective representations, warranties and covenants contained in this Agreement to the extent such claim is paid by insurance.

          c.  For purposes of evaluating the Loss related to claims under
     Article 11, the amount of the Losses shall be determined on a net after-tax basis, taking into account the value of any offsetting tax benefit (net of any tax detriment) which may reasonably be expected to inure to the party suffering the Losses as a result of such Losses as reasonably determined by such party's independent public accountant.

          d. The aggregate liability of the Sellers and the Shareholders, on the one hand, and the Purchaser on the other hand, for all claims brought pursuant to the provisions of this Article 11 for any Losses or for any action arising under or in connection with the parties' respective representations, warranties and covenants contained in this Agreement shall be limited to an amount not to exceed the Purchase Price.

          e. No claim may be brought by Purchaser, Sellers or Shareholders pursuant to the provisions of Article 11 for any Losses or for any action arising under or in connection with the breach of any of the representations or warranties contained in this Agreement if such party had actual knowledge of the breach of such representation and warranty prior to the execution of this Agreement. The burden of proving such actual knowledge shall rest on the party who asserts the provisions of this
     Section 11.5(e) as a defense to a claim for indemnification or any other action.


                             ARTICLE 12:  CLOSING

     12.1 DATE OF CLOSING. Subject to the satisfaction or waiver of the conditions precedent contained in Articles 9 and 10 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the Purchaser's offices in Chicago, Illinois, at 10:00 o'clock AM (local time) on such date as may be mutually agreed upon in writing by Purchaser and Sellers but not later than December 31, 1996 and shall be as of the close of business on such day. Such date is referred to in this Agreement as the "Date of Closing."

     12.2 DOCUMENTS TO BE DELIVERED BY SELLERS AND SHAREHOLDERS. At the Closing, Sellers and Shareholders shall execute, where necessary or appropriate, and deliver to Purchaser each and all of the following:

          a. A certificate in the form of Exhibit D hereto signed by Shareholders and a duly authorized officer of each Seller, and dated as of the Date of Closing, to the effect that the representations and warranties made by Sellers and Shareholders in this Agreement are true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made on or given at and as of the Closing and Sellers and Shareholders have performed and complied with all of its/his/their covenants, agreements and obligations under this Agreement which are to be performed and complied with by Sellers and/or Shareholders at or prior to the Closing;

           b. A copy certified by the Secretary of each Seller of the duly adopted resolutions of such Sellers' Board of Directors and Shareholders approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by such Seller and/or Shareholders pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby;

           c. A Bill of Sale to all of the Assets in the form of Exhibit E hereto duly executed by Sellers;

           d. Duly executed assignments by Sellers to Purchaser with respect to the Proprietary Rights and Software in a form reasonably satisfactory to counsel for Purchaser;

           e. Releases, satisfactions, or terminations of all mortgages, financing statements or other evidences of liens filed with a secretary of state, any county recorder and/or any other similar office evidencing an Encumbrance on any of the Assets;

           f. All consents, releases, assignments and permissions of any kind or nature, whether from a Governmental Body or otherwise, which reasonably may be required to effectively sell, assign and transfer the Assets to Purchaser, all in a form reasonably satisfactory to counsel for Purchaser;

           g. The five-year Agreement Not To Compete duly executed by Sellers and the Shareholders in the form attached hereto as Exhibit F;

           h.   Certificates of title and assignments thereof for all Vehicles;

           i. The Assumption Agreement duly executed by Sellers and the Shareholders;

           j. The Registration Rights Agreement duly executed by Sellers and the Shareholders;

           k.   The Escrow Agreement duly executed by Sellers and the Escrow
     Agent;

           l. Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law; and

           m. A duly executed written opinion letter by Shulman, Rogers, Gandal, Pordy, & Ecker, PA, counsel for Sellers and Shareholders, dated as of the Date of Closing, addressed to Purchaser, reasonably satisfactory in form and substance to counsel for Purchaser, addressing the matters and substantially in the form set forth on Exhibit G hereto and such other matters as counsel for the Purchaser may reasonably request.

     12.3 DOCUMENTS TO BE DELIVERED BY PURCHASER. At the Closing, Purchaser shall execute, where necessary or appropriate, and deliver to Sellers each and all of the following:

           a. A certified or bank cashier's check (or wire transfer of immediately available funds to Sellers' designated account) in the amount provided for in Section 2.1 (b) hereof;

           b. A certificate in the form of Exhibit H hereto signed by a duly authorized officer of Purchaser, and dated as of the Date of Closing, to the effect that the representations and warranties made by Purchaser in this Agreement are true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made on or given at and as of the Closing and the Purchaser has performed and complied with all of its covenants, agreements and obligations under this Agreement which are to be performed and complied with by Purchaser at or prior to on the Closing;

           c. A copy certified by the Secretary of Purchaser of the duly adopted resolutions of the Board of Directors of Purchaser approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Purchaser pursuant hereto, and the consummation of the transactions contemplated hereby and thereby;

           d.   The Assumption Agreement hereto duly executed by Purchaser;

           e. The Registration Rights Agreement duly executed by the Purchaser;

           f. The Escrow Agreement duly executed by the Purchaser and the Escrow Agent;

           g. A duly executed written opinion letter by Moss & Barnett, A Professional Association, counsel for Purchaser, dated as of the Date of Closing, addressed to the Sellers and Shareholders, reasonably satisfactory in form and substance to counsel for Sellers addressing the matters and substantially in the form set forth in Exhibit I hereto and such other matters as counsel for the Sellers may reasonably request; and

           h.   Certificates representing 900,000 BAB Shares.

            ARTICLE 13:  PERFORMANCE FOLLOWING THE DATE OF CLOSING

     The following covenants and agreements are to be performed after the Closing by the parties and shall continue in effect for the periods respectively indicated or, where no indication is made, until performed:

     13.1 COLLECTION OF RECEIVABLES. After the Closing, Purchaser shall be empowered to collect all Receivables and other items transferred to Purchaser hereunder and to endorse with the names of Sellers any checks or other instrument received on account of any such Receivables or other items. Sellers agree to promptly transfer to Purchaser any cash, checks or other property that Sellers may receive in respect of the Receivables or other items. At the written request of Purchaser, Sellers and Shareholders will cooperate, and will use their best efforts to have the officers, directors, and other employees of Sellers cooperate, with Purchaser on and after the Date of Closing in endeavoring to effect the collection of all Receivables and with respect to other actions, proceedings, arrangements or disputes involving Sellers or Purchaser based upon Contracts, arrangements or acts of Sellers which were in effect or occurred on or prior to the Date of Closing.

     13.2 FURTHER ACTS AND ASSURANCES. Sellers agree that their respective officers, directors and Shareholders will, at any time and from time to time, on and after the Date of Closing, upon the reasonable request of Purchaser, do all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered to Purchaser any and all papers, documents, instruments, agreements, deeds, assignments, transfers, assurances and conveyances as may be reasonably necessary or desirable to vest, perfect and confirm of record in Purchaser, its successors and assigns, the title to any of the Assets or otherwise to carry out and give effect to the provisions and intent of this Agreement. In addition, from and after the Date of Closing, Sellers will afford to Purchaser and its attorneys, accountants, investment bankers and other representatives access, during normal business hours, to such personnel, books and records relating to the Assets and the Business as may reasonably be required in connection with the preparation of financial information or the filing of tax returns and will cooperate in all reasonable respects with Purchaser in connection with claims and litigation asserted by or against third parties, relating to the transactions contemplated hereby.

                           ARTICLE 14:  TERMINATION

     14.1 TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned after the date of this Agreement, but not later than the Closing:

            a.   By mutual written consent of all parties hereto;
            b. By Purchaser if any of the conditions provided for in Article 9 of this Agreement have not been met and have not been waived in writing by Purchaser on or before the Closing Date;
            c. By Sellers or Shareholders if any of the conditions provided for in Article 10 of this Agreement have not been met and have not been waived in writing by Sellers and Shareholders on or before the Closing Date; and
            e.   By Purchaser pursuant to Section 15.1(b) hereof.

In the event of termination or abandonment by any party as provided in this
Section 14.1, written notice shall forthwith be given to the other party and each party shall pay its own expenses incident to preparation for consummation of this Agreement and the transactions contemplated hereunder and neither party shall have any obligation or liability to the other hereunder except such liability as may arise as a result of a breach hereof.

     14.2 RETURN OF DOCUMENTS AND NONDISCLOSURE. If this Agreement is terminated for any reason pursuant to Section 14.1 hereto, each party shall return all documents and materials which shall have been furnished by or on behalf of the other party, and each party hereby covenants and agrees that except insofar as may be necessary to assert their respective rights hereunder, the agreements concerning confidentiality and non-solicitation of employees contained in those certain confidentiality agreements between the parties (dated May 13, 1996 with respect to the agreement of the Purchaser in favor of the Sellers and June 4, 1996 with respect to the agreement of the Sellers in favor of the Purchaser) shall continue in full force and effect in accordance with their terms.

                      ARTICLE 15:  TITLE AND RISK OF LOSS

     15.1   TITLE AND RISK OF LOSS

            a. Sellers shall bear all costs and expenses and assume and bear all risk of loss, damage or destruction of or to the Assets due to theft, expropriation, seizure, destruction, damage, fire, earthquake, flood or other cause or casualty until title thereto is passed to Purchaser at the Closing.

            b. If prior to the Date of Closing, any material Assets shall have suffered, sustained or incurred any material loss, damage or destruction, including, without limitation, any environmental contamination or pollution, and Sellers shall not have elected at their sole option and expense to wholly repair or replace the Assets which suffered, sustained or incurred the material loss, damage or destruction with assets which are as nearly identical as practicable in value, form and function, Purchaser shall have the right, at its sole discretion and election, to either (i) terminate this Agreement, or (ii) complete the purchase contemplated by this Agreement, in which event:

                 1) Sellers shall assign and transfer to Purchaser and Purchaser shall be entitled to receive all insurance proceeds and other compensation collected by reason of such loss, damage or destruction, together with any rights to receive any uncollected insurance proceeds or other compensation relating to such loss, damage or destruction and an amount equal to the sum of the aggregate amount of any applicable deductibles under any insurance policies covering the lost, damaged or destroyed Assets plus any self-insured retentions; or

               2) Purchaser shall be entitled to reduce the Purchase Price of the Assets by an amount equal to the cost of repair, or if destroyed or damaged beyond repair, or if expropriated, seized, lost or stolen, by an amount equal to the replacement cost; or

               3) Purchaser shall be entitled to utilize alternatives 1 and 2 concurrently, but not both with respect to any single Asset.

     If Purchaser elects to complete the purchase contemplated hereby notwithstanding any such loss, damage or destruction, and if Sellers assign such insurance proceeds and other compensation and any other rights thereto to Purchaser, then Sellers shall be released from any and all liability or responsibility with respect to such loss, damage or destruction, but shall cooperate with Purchaser, at no cost or expense to Purchaser, in collecting all insurance proceeds and other compensation with respect thereto. The Purchase Price hereunder in such event shall be reduced by the amount of any deductible amounts under such insurance policies and self-insured retentions which are not paid by Sellers to Purchaser.

                           ARTICLE 16:  DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified:
     "Acquisition Proposal" - any proposal relating to the possible acquisition of either or both Sellers whether by way of merger, purchase of capital stock of either or both Sellers representing fifty percent (50%) or more of the voting power or equity of such Seller(s), purchase of all or substantially all of the assets of such Seller(s), or otherwise.
     "Applicable Laws" - any and all federal, state, local, municipal, county, foreign, or other laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, writs, rulings, awards, executive orders, directive, requirements, injunctions
(whether temporary, preliminary, or permanent), judgment, decree, or other order adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction.
     "Benefit Plans" - any and all bonus, stock option, restricted stock, stock purchase, profit-sharing, deferred compensation, severance, pension, retirement, disability, medical, dental, health or life insurance, death benefit, incentive, welfare and/or other benefit, compensation and/or retirement plan, policy, arrangement and/or an agreement now or at any time heretofore maintained, sponsored or participated in by either Seller or any of their respective affiliates.
     "Code" - the Internal Revenue Code of 1986, as amended, or any successor law and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

          "Contract" -any agreement, contract, obligation, promise, commitment, understanding or undertaking (whether written or oral and whether express or implied) of any type, nature or description that is legally binding.
          "BAB Shares" -the shares of Common Stock of BAB Holdings, Inc. issuable to Sellers pursuant to Section 2.3(e) and Section 2.4 hereof.
          "Encumbrance" -any claim, lien, pledge, charge, security interest, encumbrance, mortgage, lease, license, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership, except to the extent that any such claim or other restriction does not, and insofar as can reasonably be foreseen in the future will not, have a Material Adverse Effect on either Seller or the Purchaser.
          "Environmental and Safety Requirements" -all federal, state, and local statutes, laws, rules, regulations, codes, ordinances, orders, standards, permits, licenses, actions, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to protection, preservation or conservation of the environment and public or worker health and safety, all as amended, hereafter amended, or reauthorized.
          "ERISA" -the Employee Retirement Income Security Act of 1974, as amended.
          "Exchange Act" -The Securities Exchange Act of 1934, as amended, or any successor law.
          "GAAP" -generally accepted accounting principles in the United
     States.
          "Governmental Body" -any:
          (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
          (ii)   federal, state, local, municipal, foreign, or other government;
          (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, department, official, or other entity, and any court or other tribunal);
          (iv)   multi-national organization or body; or
          (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
          "Hazardous Materials" -All (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq.; (ii) hazardous wastes as defined by the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60) degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) any radioactive materials, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. (S) 2011 et seq.; (v) asbestos in any form or condition; (vi) polychlorinated biphenyls ("PCB's"), and (vii) any other material, substance, or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.
          "IRS" - the United States Internal Revenue Service.
          "Knowledge" - shall mean knowledge after such inquiry as is reasonable under the circumstance.
          "Material Adverse Effect" - in connection with any party, any event, change, or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such party, taken as a whole.
          "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:
          (i) such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such Person; and
          (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.
          "Person" - any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.
          "Proceeding" - any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative or investigative) commencing, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
          "Related Person" - with respect to a particular individual:
          (i) each other member of such individual's Family (as hereafter defined); and
          (ii) any Person that is, directly or indirectly, controlled by any one or more members of such individual's Family.
          With respect to a specify Person other than an individual:
          (i) any Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person; and
          (ii) each Person that serves as a director, executive officer, general partner, executor, or trustee of such specified Person (or in a similar capacity);
     For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse, (iii) any lineal ancestor or lineal descendant of the individual, or (iv) a trust for the benefit of the foregoing. A Person will be deemed to control another Person, for purposes of this definition, if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management policies of the second Person, (A) through the ownership of voting securities, (B) through common directors, trustee, or officers, or (C) by contract or otherwise.

          "SEC" -the Securities and Exchange Commission.
          "Securities Act" -the Securities Act of 1933, as amended, or any successor law.
          "Sellers' Knowledge" -means the actual Knowledge of Michael Robinson and Alan Manstof, after such inquiry as is reasonable under the circumstances of (i) the executive officers and key employees of Sellers,
     (ii) the current attorneys, accountants and other professional advisors of either Seller or Shareholder, and (iii) the executive officers and key employees of any franchise broker of either Seller.
          "Tax or Taxes" -(i) any and all new income, gross income, gross receipts, sales and use, ad valorem, franchise, profits, transfer, sales, use, social security, unemployment, licenses, withholding, payroll, excise, severance, stamp, occupation, property, customers duties and/or other taxes, fees or charges of any kind whatsoever imposed by a foreign, federal, state, country local and/or other taxing authority together with any interest or penalty thereon, and/or (ii) the liability for the payment of any consolidated tax, including penalty or interest thereon, of the type described in the immediately preceding subsection (i), including any federal, state, local and/or other consolidated income tax liability including any penalty or interest thereon, as a result of being a member of, and which may be imposed upon, as affiliated group (as defined in Section 1504(a) of the Code, or other Applicable Law).
          "Threatened" -a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing, or any notice has been given in writing, or if any other event has occurred, or any other circumstances exist that would lead a reasonably prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is substantially likely to be asserted, commenced, taken, or otherwise pursued in the future.

                           ARTICLE 17:  MISCELLANEOUS

          17.1 Preservation of and Access to Records. All books and records of Sellers conveyed to Purchaser hereunder shall be preserved by Purchaser for a period of six (6) years after the Date of Closing; provided, however, Purchaser may destroy any part or parts of such records upon obtaining written consent of Sellers for such destruction, which consent shall not be unreasonably withheld or delayed. Such records shall be made available to Sellers and Shareholders and their representatives at all reasonable times during normal business hours of Purchaser during said six-year period with the right at their expense to make abstracts from and copies thereof. Purchaser may return such records to Sellers at any time and Purchaser's obligation to preserve or make available such records shall thereupon terminate.

     17.2 COOPERATION PRIOR TO CLOSING. The parties hereto shall cooperate with each other in all respects, including using their reasonable efforts to assist each other in satisfying the conditions precedent to their respective obligations under this Agreement, to the end that the transactions contemplated hereby will be consummated. Without limiting the generality of the foregoing,
(a) the Shareholders will vote all of their stock in Sellers in favor of the consummation of the transactions contemplated hereby, (b) the Purchaser and Sellers shall consult with each other before they enter into any franchise agreements and/or area franchise development agreements from and after the date hereof to prevent, to the extent practicable, the Purchaser and the Sellers each having franchisee and/or company-owned stores in close geographic proximity to each other, (c) the Sellers and Shareholders shall, at their expense (except for travel expenses incurred in connection with marketing the Offering), fully cooperate with the Purchaser, and its counsel, auditors, investment bankers, investment bankers' counsel and other representatives in preparing all documentation necessary or appropriate for the Offering and shall participate in all meetings, "road shows," and conferences (in person and otherwise) as may be reasonably be requested from time to time by or on behalf of the Purchaser, (d) the Sellers and the Shareholders shall assist the Purchaser's subsidiaries in amending their franchise offering circulars in accordance with Applicable Laws to reflect that following the Closing, the Purchaser and/or its subsidiaries or other affiliates will be offering and selling Chesapeake Bagel Bakery franchises and area franchises, (e) the Sellers and Shareholders shall assist and cooperate with the Purchaser and its affiliates in preparing a franchise offering circular for Chesapeake Bagel Bakery franchisees and in registering such franchises for offer and sale in accordance with Applicable Laws so that the Purchaser and/or its subsidiaries may offer and sell such franchises immediately following the consummation of the transactions contemplated hereby; (f) Purchaser shall cooperate with Sellers in promptly and adequately responding to all concerns expressed by Sellers' franchisees relating to the transactions contemplated by this Agreement; (g) from and after the execution of this Agreement, the parties hereto acknowledge and agree that the parties and their respective affiliates will discontinue offering and selling their respective franchises unless and until they have amended their franchise offering circulars and applicable franchise registrations to disclose the execution of this Agreement and the proposed consummation of the transactions contemplated hereby; (h) each party shall promptly supply the other with all information required by such party and its affiliates to amend and/or prepare their franchise offering circulars and franchise registrations as contemplated hereby; (i) Purchaser shall give
Sellers and their representatives a reasonable opportunity to review and comment upon the Private Placement Memorandum before it is finalized and circulated among prospective investors; and (j) the parties shall negotiate in good faith the terms of Consulting Agreements to be entered into on the Date of Closing between the Shareholders and the Purchaser providing for the provision of consulting services by the Shareholders to the Purchaser after the Closing for a reasonable period of time on commercially reasonable terms and conditions.

     17.3 COOPERATION FOLLOWING CLOSING. Purchaser shall consult with Sellers with respect to the preparation of Purchaser's uniform franchise offering circulars relating to the Chesapeake Bagel Bakery franchise system after the Date of Closing and, subject to requirements of law, shall give consideration to Sellers' reasonable recommendations in regard to the preparation of such uniform franchise offering circulars. Further, purchase shall respond to inquiries of Sellers' franchisees relating to the transactions contemplated by this Agreement with reasonable promptness. In addition, following the Closing, the Purchaser and Sellers shall use reasonable efforts to cause the former franchisees of Sellers to enter into new franchise agreements with Purchaser to which neither Seller is a party.

     17.4 EMPLOYEES. Nothing contained in this Agreement shall constitute or be construed as a contract of employment between Purchaser and such employees of Sellers, and any such employee(s) hired by Purchaser shall remain subject to discharge and lay-off by Purchaser at any time.

     17.5 PUBLIC ANNOUNCEMENTS. The timing and content of all public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both Purchaser and Sellers prior to the release of such public announcements. Notwithstanding the foregoing, the Purchaser may make such public disclosures as may be required by Applicable Laws; provided, however, that the Purchaser agrees to provide the Sellers with prior notice of press releases concerning (a) the execution of this Agreement, (b) the closing of the Offering and the consummation of the transaction contemplated hereby. Subsequent to the Date of Closing, Purchaser may make such announcements and/or advertisements as Purchaser, in its sole discretion, deems necessary to all customers, franchisees, and supplies and/or potential customers, franchisees and suppliers of the Business.

     17.6 WAIVER OF BULK TRANSFERS ACT. In view of the substantial doubt as to its applicability, the provisions of this Agreement whereby Purchaser is assuming certain liabilities of Sellers and Sellers' and Shareholders' ability, intention and agreement to satisfy as they become due all liabilities not expressly assumed by Purchaser hereunder, the parties hereby waive compliance with the Bulk Transfers Act in effect in each state which is applicable to the consummation of the transactions contemplated hereby.

     17.7 SALES, USE AND DEED TAXES. Purchaser agrees to pay in full any and all federal, state, local and foreign sales taxes, use taxes, deed taxes, mortgage registrations, real estate transfer taxes or other similar taxes (including any interest or penalty thereon), but specifically excluding any income tax, as and when the same may be due, which may be imposed upon or arise out of the sale of the Assets by the Sellers to the Purchaser or the consummation of the transactions contemplated hereby.

     17.8 NOTICES. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by personal delivery, via facsimile transmission (receipt telephonically confirmed), by nationally recognized overnight courier (prepaid), or by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its/his address as set forth below or at such other address or in such other manner as may be designated by such party in written notice to each of the other parties. All such notices, demands and communications shall be effective when personally delivered, one (1) business day after delivery to the overnight courier, upon telephone confirmation of facsimile transmission or upon receipt after dispatch by mail to the party to whom the same is so given or made:

     If to Sellers or Shareholders: Chesapeake Bagel Bakery
                                    1451 Dolley Madison Blvd., Suite 300
                                    McLean, VA 22101
                                    Attn: Michael Robinson and Alan Manstof

     With a copy to:                Daniel S. Krakower
                                    Shulman, Rogers, Gandal, Pordy & Ecker, PA
                                    11921 Rockville Pike, 3rd Floor
                                    Rockville, MD 20852-2743

     If to Purchaser:               BAB Holdings, Inc.
                                    8501 W. Higgins Road, Suite 320
                                    Chicago, IL 60631
                                    Attn: Michael K. Murtaugh, General Counsel

     With a copy to:                Janna R. Severance
                                    Moss & Barnett P.A.
                                    4800 Norwest Center, 90 South Seventh Street
                                    Minneapolis, MN 55402-4129

     17.9 ENTIRE AGREEMENT. This Agreement, including the documents, instruments, and agreements to be executed by the parties pursuant hereto, contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

     17.10 REMEDIES CUMULATIVE. Remedies herein provided are cumulative and not exclusive of any other remedies provided by Applicable Law.

     17.11 Specific Performance. The parties acknowledge and agree that the Assets are unique and that an aggrieved party will have no adequate remedy at law if a defaulting party shall fail to perform any of its/his/their obligations hereunder. In such event, the aggrieved party shall have the right, in addition to any other rights it may have, to specific performance of this Agreement.
     17.12 Amendments. No purported amendment, modification or waiver of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the parties pursuant hereto shall be effective unless in a writing specifically referring to this Agreement and signed by all of the parties.
     17.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but except as hereinafter provided in this Section, nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto. In its sole discretion, Purchaser may assign its rights in and/or delegate its duties under this Agreement to one or more Persons that directly or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Purchaser (individually an "Affiliate" and collectively "Affiliates"). In the event of such an assignment of rights and/or delegation of duties, all references to the Purchaser in this Agreement shall also be deemed to be references to the Affiliate(s) to which this Agreement is assigned; provided that no such assignment and/or delegation shall relieve Purchaser of any of its duties or obligations hereunder.
     17.14 Costs. Except as otherwise provided for herein, each party hereto shall pay its/his own costs and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transactions contemplated hereby, including but not limited to fees and disbursements of their attorneys and accountants.
     17.15 Governing Law. This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.
     17.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement .
     17.17 Headings. The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof. The terms "this Agreement," "hereof," "hereunder," "hereto" and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof and include the Schedules and Exhibits hereto and any document, instrument or agreement executed and/or delivered by the parties pursuant hereto.
     17.18 Scope of Agreement. Unless the context otherwise requires, all references in this Agreement or in any Schedule or Exhibit hereto, to the assets, properties, operations, business, financial statements, employees, books and records, accounts receivable, accounts payable, Contracts, agreements or other attributes of the business of Sellers shall mean such items or attributes as they are used in,apply to, or relate to Sellers' Business.
     17.19 Number and Gender. Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing the sue of any gender shall include all genders.
     17.20 Severability. In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.
     17.21 Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person or entity other than Purchaser, Sellers or Shareholders or their respective heirs, personal representatives, successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liabilities of any third Person or entity to Purchaser, Sellers or Shareholders.
     17.22 Waiver. The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and/or delivered by the parties pursuant hereto, may be waived only by a written instrument executed by the party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof. No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representations as of the day, month and year first above written.

                                       PURCHASER:

                                       BAB HOLDINGS, INC.

                                       By
                                         ---------------------------------------
                                         Its
                                            ------------------------------------

                                       SELLERS:

                                       THE AMERICAN BAGEL COMPANY

                                       By
                                         ---------------------------------------
                                         Its
                                            ------------------------------------

                                       ALMIKE ENTERPRISES, INC.

                                       By
                                         ---------------------------------------
                                         Its
                                            ------------------------------------

                                       SHAREHOLDERS:


                                       -----------------------------------------
                                       Michael D. Robinson


                                       -----------------------------------------
                                       Alan R. Manstof

                        LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1(b)     List of Proprietary Rights
Schedule 1.1(c)     List of Tangible Personal Property
Schedule 1.1(d)     List of Vehicles
Schedule 1.1(g)     List of Operating Contracts
Schedule 1.1(h)     List of Licenses, Certificates, Franchises, Permits,
                     Consents and Approvals
Schedule 1.1(i)     Categories of Pre-Paid Expenses
Schedule 1.1(n)     List of Computer Software
Schedule 1.2        List of Excluded Assets
Schedule 3.2        List of Liabilities to be Assumed
Schedule 4.1        List of Foreign Qualifications
Schedule 4.3        List of Required Filings, Permits, Consents, Approvals
                     and Notices
Schedule 4.6        List of Pending and Threatened Litigation
Schedule 4.7        Description of Certain Labor Matters
Schedule 4.8        List of Tax Matters
Schedule 4.11       List of Financial Statements and Certain Liabilities
Schedule 4.12       List of Certain Developments
Schedule 4.19       List Employment Terms
Schedule 4.22       List of Other Material Contracts
Schedule 4.25       Product Liability Claims
Schedule 4.26       List of Insurance
Schedule 4.27       Brokers - Sellers
Schedule 4.29       Relationship with Related Persons
Schedule 4.33       Franchise Matters
Schedule 5.5        Brokers - Purchaser
Exhibit A           Form of Escrow Agreement
Exhibit B           Form of Assumption Agreement
Exhibit C           Form of Registration Rights Agreement
Exhibit D           Form of Sellers' and Shareholders' Closing Certificate
Exhibit E           Form of Bill of Sale
Exhibit F           Form of Agreement Not To Compete
Exhibit G           Form of Opinion of Sellers' Counsel
Exhibit H           Form of Purchaser's Closing Certificate
Exhibit I           Form of Opinion of Purchaser's Counsel

                                 Schedule 5.5



                             BROKERS - PURCHASERS


                              J.H. Chapman Group

                                   EXHIBIT A

                               ESCROW AGREEMENT


     THIS ESCROW AGREEMENT is made and entered into as of the ___ day of ____________, 19___, by and among BAB Holdings, Inc., an Illinois corporation ("Purchaser"), The American Bagel Company, a Maryland corporation, and Almike Enterprises, Inc., a Maryland corporation (collectively the "Sellers"), and LaSalle National Trust, N.A. ("Escrow Agent").

     WHEREAS, Purchaser, Sellers, Michael D. Robinson and Alan R. Manstof have entered into an Asset Purchase Agreement dated August 30, 1996, pursuant to which Sellers have sold and Purchaser has purchased substantially all of Sellers' assets used in connection with the operation of Sellers' business of franchising Chesapeake Bagel Bakery stores and owning and operating company-owned Chesapeake Bagel Bakers stores ("Purchase Agreement");

     WHEREAS, Section 2.3 of the Purchase Agreement provides for the escrow of certain funds pending the preparation by Ernst & Young L.L.P. and the acceptance by the Purchaser and the Sellers of the Balance Sheets (as that term is defined in the Purchase Agreement); and

     WHEREAS, Purchaser, Sellers and the Escrow Agent desire to enter into this Agreement to set forth the terms and conditions of such escrow.

     1. Deposit of Funds. The Purchaser warrants that it has deposited with the Escrow Agent on the date hereof, the sum of Two Million and No/100 Dollars ($2,000,000.00 (the "Principal") pursuant to Section 2.3(a) of the Purchase Agreement.

     2. Purpose of Escrow. The Principal and any accrued interest thereon (collectively the "Deposit") shall be held by the Escrow Agent to protect the Purchaser against the possibility that the combined tangible net worth of the Sellers as reflected on the Closing Balance Sheet (as that term is defined in the Purchase Agreement) is less than the combined tangible net worth of the Sellers reflected on the Opening Balance Sheet (as that term is defined in the Purchase Agreement).

     3. Investment of Funds. It is the intention of the parties that the Principal deposited with the Escrow Agent pursuant to this Agreement be invested for the benefit of the Purchaser and the Sellers during the time period that the Principal is being held by the Escrow Agent. Subject to the provisions of any law then in effect to the contrary, the Escrow Agent shall in its sole discretion invest all funds that it receives pursuant to this Agreement, provided that such investment is made in the name of the Escrow Agent, the nominee of the Escrow Agent or in bearer form, either directly by the Escrow Agent or at the Escrow Agent's discretion through a cash management fund, in any of the following:

     (a) A certificate of deposit issued by a National Banking Association with offices in the state of Illinois;

     (b)  United States Treasury obligations; or

     (c) Money market issues, commercial paper or some other comparable investment which protects the principal invested;

provided that the maturity of any such investment is not more than thirty (30) days. Upon request, the Escrow Agent shall give the Purchaser and Sellers an accounting of all investments. At any time during the Escrow Agent's regular business hours, the Purchaser and the Sellers may inspect the Escrow Agent's records insofar as they relate to this Agreement, to determine whether the Escrow Agent is complying with the provisions of this Agreement.

     4. Disbursement of Escrowed Funds. The parties hereto acknowledge and agree that the Deposit should be held by the Escrow Agent pursuant to this Agreement unless and until directed by an original written notice signed by officers of the Purchaser and the Sellers specifying whether all or part of the Deposit shall be paid to the Sellers and/or returned to the Purchaser. If the Purchaser and the Sellers do not agree as to the disbursement of the Deposit, Sellers or Purchaser may submit the dispute to the American Arbitration Association in Chicago, Illinois for resolution of any dispute in accordance with its rules governing commercial disputes. Any decision of the American Arbitration Association shall be binding and final on all parties. Use of the arbitration procedure under this paragraph 4 shall be the exclusive method of resolving disputes under this Agreement. The parties agree that courts of the States of Illinois and Maryland may enter judgment upon any award made pursuant to a decision of the American Arbitration Association.

     5. Notices. All notices, instructions and other communications provided for herein shall be deemed validly given, made or served, on the date of delivery in the case of personal delivery, or forty-eight (48) hours after deposit with the U.S. Postal Service if sent by certified mail, return receipt requested, addressed as follows:

     if to Purchaser:      BAB Holdings, Inc.
                           8501 W. Higgins Road, Suite 320
                           Chicago, IL  60631
                           Attn:  Michael K. Murtaugh

     if to Sellers:        Chesapeake Bagel Bakery
                           1451 Dolley Madison Blvd., Suite 300
                           McLean, VA  22101
                           Attn:  Michael Robinson and Alan Manstof

     if to Escrow Agent:   Mark Rimkus
                           LaSalle National Trust,N.A.
                           135 South LaSalle Street

                              Chicago, IL 60603

or to such other address as the parties may designate.

     6. Fees. The fees payable to the Escrow Agent for holding the Deposit in escrow, investing the Principal, disbursing the Deposit and acting as escrow agent hereunder shall be $2,000 and shall be paid upon execution of this Agreement by Sellers and Purchaser in the amount of $1,000 each. The parties acknowledge that if the term of the escrow exceeds one year, then an additional fee of $2,000 shall be due and payable.

     7. Duties of Escrow Agent. The Escrow Agent's duties and responsibilities shall be limited to those expressly set forth in this Agreement and the Escrow Agent shall not be subject to, nor obliged to recognize, any other agreement between, or direction or instruction of, any of the parties hereto (other than joint instructions made by Purchasers and Sellers) even though reference thereto may be made herein; provided, however, with the Escrow Agent's written consent, this Agreement may be amended at any time or times by an instrument in writing signed by all of the then parties in interest. The duties and obligations of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall be under no obligation to refer to the Purchase Agreement or any other documents between or among the parties related in any way to this Agreement.

     8. Limitation on Liability. The Escrow Agent shall not be liable to anyone by reason of any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact of law, or for anything which it may do or refrain from doing in connection herewith, unless caused by or arising out of its own gross negligence or bad faith.

     9. Reliance. The Escrow Agent shall be entitled to rely and shall be protected in acting in reliance upon any writing furnished to it by any party hereto in accordance with the terms hereof, and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document, furnished to it by any party and believed by the Escrow Agent in good faith to be genuine and to have been signed by the proper party. The Escrow Agent may consult with counsel with respect to any question relating to its duties or responsibilities hereunder and shall not be liable for any action taken or omitted in good faith on advice of such counsel.

     10. Conflicting Claims. In the event of any disagreement between the parties hereto resulting in conflicting claims and demands being made in connection with or against the Deposit, the Escrow Agent shall be entitled, at its option, to refuse to comply with the claims or demands of any party until such disagreement is finally resolved in the manner provided in paragraph 4 hereof, and in do doing the Escrow Agent shall not be or become liable to any party.

     11. Attachment, Garnishment, Etc. If all or any part of the Deposit is at any time attached, garnished or levied upon, under any court order, or in case the payment, assignment, transfer conveyance or delivery of all or any part of the Deposit shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting all or any part of the Deposit, then in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, which it believes is binding upon it, and if it complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

     12. Governing Law. this Agreement shall be construed, governed, enforced and administered in accordance with the laws of the State of Illinois.

     13. Termination. The Escrow Agent's duties pursuant to this Agreement shall be terminated upon the disbursement of the Deposit in accordance with the provisions of this Agreement.

     14. Resignation. The Escrow Agent may resign upon thirty (30) days advance written notice to the parties hereto. If a successor escrow agent is not appointed within the thirty-day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent. Until a successor escrow agent is appointed and accepts such appointment, the Escrow Agent's only duty shall be to hold and invest the Deposit in accordance with the original instructions contained in this Agreement.

     15. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and such attempt at assignment without such prior written consent shall be void and of no force or effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day, month and year first above written.

                                       PURCHASER:

                                       BAB HOLDINGS, INC.


                                       By
                                         ---------------------------

                                        Its
                                           -------------------------


                                       SELLERS:

                                       THE AMERICAN BAGEL COMPANY

                                       By
                                         ---------------------------

                                        Its
                                           -------------------------

                                       ALMIKE ENTERPRISES, INC.


                                       By
                                         ---------------------------

                                        Its
                                           -------------------------

                                       ESCROW AGENT:


                                       LASALLE NATIONAL TRUST, N.A.

                                       -----------------------------

                                       By
                                         ---------------------------

                                        Its
                                           -------------------------

                                   EXHIBIT B

                             ASSUMPTION AGREEMENT


     THIS AGREEMENT is made and entered into as of the _____ day of ____________, 19___, by and among The American Bagel Company, a Maryland corporation, and Almike Enterprises, Inc., a Maryland corporation (collectively the "Sellers"), and BAB Holdings, Inc., an Illinois corporation (the "Purchaser").

     WHEREAS, the Purchaser has purchased substantially all of the assets of the Sellers used in connection with the operation of Sellers' business of franchising Chesapeake Bagel Bakery stores and owning and operating company-owned Chesapeake Bagel Bakery stores (the "Business"), pursuant to an Asset Purchase Agreement made and entered into as of the _____ day of ___________, 19___, by and among the Sellers, Michael D. Robinson and Alan R. Manstof (collectively the "Shareholders") and the Purchaser (the "Purchase Agreement");

     WHEREAS, the Purchaser has taken over the operation of the Business as of the close of business on the date hereof; and

     WHEREAS, Purchaser and Sellers desire to enter into this Agreement to set forth the terms and conditions on which Purchaser will assume certain of the debts, liabilities and obligations of Sellers related to the Business.

     NOW, THEREFORE, in consideration of the purchaser and sale of the Assets (as that term is defined in the Purchase Agreement), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Assignment and Assumption of Operating Contracts. Sellers do hereby sell, assign, transfer and convey to Purchaser all of their respective rights, title and interest in and to those certain contracts, contracts in progress, commitments, leases, franchise agreements, area franchise development agreements and other agreements described on Schedule 1.1(g)(i) attached hereto and made a part hereof (the "Operating Contracts"). Purchaser does hereby agree to be bound by and to assume and discharge in accordance with their terms all of the obligations and commitments of the Sellers arising with respect to periods of time commencing after the date hereof under, with respect to and concerning the Operating Contracts; provided, however, that Purchaser does not assume any liabilities for (i) products sold or services rendered by the Business under such Operating Contracts on or before the date hereof, or (ii) any debts, liabilities or obligations arising as a result of a breach or default by either Seller under any of such Operating Contracts occurring on or before the date hereof or as a result of the consummation of the transactions contemplated by the Purchase Agreement. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any of the Operating Contracts, or any benefit arising thereunder or resulting therefrom, if such an agreement to assign without a consent required or necessary for such assignment would constitute a breach thereof or in any way adversely affect the rights of the Sellers or the

Purchaser thereunder. If such consent is not obtained, or if an attempted assignment would be ineffective and would adversely affect the rights of the Sellers thereunder so that the Purchaser would not in fact receive all such rights, the Sellers shall use their respective best efforts, and shall cooperate in any arrangement which the Purchaser may reasonably request in writing, to provide to the Purchaser the benefits under any such Operating Contract, including (a) entering into subcontracts, subleases, sale and leasebacks, use and occupancy agreements or other contractual arrangements which will provide such benefits to the Purchaser; (b) agreeing with the person whose consent is required to be obtained that the Sellers will remain liable under any such Operating Contract to the same extent as if such assignment had not occurred; and (c) enforcing, at the cost of the Sellers and for the benefit of the Purchaser, any and all rights of the Sellers against any other party thereto arising out of the breach thereof by such party. Any transfer or assignment to the Purchaser of any of the Operating Contracts which shall require the consent or approval of any other party shall be made subject to such consent or approval being obtained; provided, however, that nothing contained in this paragraph 1 shall affect the rights of the Purchaser, pursuant to the Purchase Agreement or otherwise, arising out of the Sellers' failure to have disclosed the need for such consent or approval or for failing to have it obtained.

     2. Assignment and Assumption of Licenses, Certificates, Franchises and Permits. Sellers do hereby sell, assign, transfer and convey to Purchaser all of their respective rights, title and interest in and to all of Sellers' governmental licenses, certificates, franchises, permits, registrations, concessions, consents and approvals related to the Business, including, but not limited to, those described on Schedule 1(h) attached hereto and made a part hereof (the "Licenses and Permits"), but excluding those described in Schedule
1.2 to the Purchase Agreement which by their terms are not transferable. Purchaser does hereby agree to be bound by and to assume and discharge in accordance with their terms all of the obligations and commitments of Sellers arising with respect to periods of time commencing after the date hereof, with respect to and concerning the Licenses and Permits.

     3. Assumption of Other Liabilities. Purchaser does hereby assume and agree to pay, perform and discharge in accordance with their terms, the following debts, liabilities and obligations of Sellers:

     (a) All of Sellers' trade accounts payable, deferred revenues from the sale of franchises, and other current liabilities, in each case arising out of the operation of the Business in the Ordinary Course of Business (as that term is defined in the Purchase Agreement) which remain unpaid on the date hereof, but only to the extent reflected on the Closing Balance Sheet (as that term is defined in the Purchase Agreement); provided that Purchaser expressly does not assume (i) any accrued taxes of any nature, (ii) any liabilities to any Related Person (as that term is defined in the Purchase Agreement), or (iii) any long-term debt (including the current portions thereof), except as set forth on Schedule 3.2 hereto; and

     (b)  All debts, liabilities and obligations of Sellers identified on
          Schedule 3.2 hereto (including leases for the Leased Premises (as that term is defined in the Purchase Agreement)).

     4. Liabilities Not Assumed. Except as specifically set forth in herein, Purchaser shall not, by virtue of its purchase of Assets, assume or become responsible for any debts, liabilities or obligations of either of the Sellers or either of the Shareholders, whether fixed, contingent, known, unknown or otherwise. In furtherance, and not in limitation of the foregoing, Purchaser expressly does not assume any liabilities for (i) products sold or services rendered by the Business under any of the Operating Contracts on or prior to the date hereof, (ii) for any debts, liabilities or obligations arising as a result of a breach or default by either Seller under any of the Operating Contracts occurring on or before the date hereof or as a result of the consummation of the transactions contemplated by the Purchase Agreement, (iii) any long-term indebtedness (including the current portion thereof), except as set forth on
Schedule 3.2 hereto; or (iv) any fees or commissions payable by Sellers or any other person to brokers, consultants, finders or others with respect to the offer or sale of Sellers' franchises or area development agreements, except as reflected in the deferred revenues from the sale of franchises on the Closing Balance Sheet.

     This Agreement is intended to confirm, and not alter, the provisions of the Purchase Agreement, including the provisions thereof governing indemnification.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

                                       SELLERS:

                                       THE AMERICAN BAGEL COMPANY


                                       By________________________
                                         Its_____________________

                                       ALMIKE ENTERPRISES, INC.


                                       By________________________
                                         Its_____________________


                                       PURCHASER:

                                       BAB HOLDINGS, INC.


                                       By________________________
                                         Its_____________________

                                   EXHIBIT C



                         REGISTRATION RIGHTS AGREEMENT



                        DATED AS OF ____________, 1996


                                    BETWEEN



                      BAB HOLDINGS, INC. (THE "COMPANY")

                                      AND

            MICHAEL D. ROBINSON AND ALAN R. MANSTOF (THE "HOLDERS")

                         REGISTRATION RIGHTS AGREEMENT


     This Registration Rights Agreement ("Agreement") is made as of ______________, 1996 between BAB Holdings, Inc., an Illinois corporation (the "Company"), and Michael D. Robinson and Alan R. Manstof (individually, a "Holder" and, collectively, the "Holders").

                                   RECITALS
                                   --------

     WHEREAS, pursuant to the terms of an Asset Purchase Agreement dated as of ________________, 1996 (the "Asset Purchase Agreement"), by and among the Holders, The American Bagel Company, Almike Enterprises, Inc., and the Company, Messrs. Robinson and Manstof, through their controlled corporations The American Bagel Company and Almike Enterprises, Inc., have acquired an aggregate of 900,000 shares of Common Stock, no par value per share (the "Common Stock"), of the Company, and may acquire additional shares of the Common Stock pursuant to the Asset Purchase Agreement in connection with the opening of additional franchised Chesapeake bagel stores under existing franchise and area development agreements (collectively, the "Shares"); and

     WHEREAS, the Company has agreed to register the Shares on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein set forth, it is hereby agreed among the Company and the Holders as follows:

                                   ARTICLE I

                              REGISTRATION RIGHTS

     Section 1.1. Participation in Registration. (a) If, at any time or from time to time after January 1, 1997, the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than (i) a registration relating solely to employee benefit plans on Form S-1 or S-8 or similar forms which may be promulgated in the future, or (ii) a registration on Form S-4 or similar form which may be promulgated in the future relating to an SEC Rule 145 transaction, the Company will:

     (i) promptly give to the Holders written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

     (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all Registrable Securities specified in a written request or requests, made within 30 days after receipt of such written notice from the Company, by the Holders.

     (b) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.1(a)(i). In such event, the right of the Holders to registration pursuant to
Section 1.1 shall be conditioned upon the Holders' agreeing to participate in such underwriting and in the inclusion of such Holders' Registrable Securities in the underwriting to the extent provided herein. The Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company or by other holders exercising their demand registration rights. Notwithstanding any other provision of this Section 1.1, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwritten public offering on a pro rata basis based on the respective amounts of Registrable Securities owned by the Holders and securities of the Company owned by each other holder seeking to distribute his securities through the public offering; provided, however, that the Company shall not exclude more than that number of shares which, in the reasonable opinion of such underwriter, must reasonably be excluded in light of such marketing factors. The Company shall so advise the Holders and the other holders distributing their securities through such underwriting, and the number of Registrable Securities and other securities that may be included in the registration shall be allocated among all holders thereof (other than holders who are exercising demand registration rights) in proportion, as nearly as practicable, to the respective amounts of securities entitled to inclusion in such registration held by such holders at the time of filing the registration statement. If the Holders disapprove of the terms of any such underwriting, they may elect to withdraw therefrom by written notice to the Company and the underwriter, which notice, to be effective, must be received by the Company at least two business days before the anticipated effective date of the registration statement. The Company may at any time withdraw or abandon any registration statement which triggers the provisions of this Section 1.1 without any liability to the Holders. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

     Section 1.2. Form S-3 Registration Rights. On and after the Eligibility Date and for a period of two (2) years thereafter, the Holders, by written notice signed by the Holders (or by permitted assignees who hold not less than 25% of the Registrable Securities) may demand that the Company file a registration statement on Form S-3 to permit resale of the Registrable Securities of the Holders during the period of effectiveness of such Form S-3 registration statement. Any such registration on Form S-3 shall be subject to the following limitations:

     (a) The Company shall not be required to maintain and keep any such registration on Form S-3 effective for a period exceeding ninety (90) days from the effective date thereof;

     (b) The Company shall not be required to effect more than two (2) registrations on Form S-3 pursuant to this Section 1.2;

     (c) The Company shall not be required to prepare or effect any registration pursuant to this Section 1.2 unless the Registrable Securities to be sold by the Holders represent not less than 25% of the total Registrable Securities;

     (d) If the Company shall furnish to the Holders a certificate, signed by the Company's president or chief executive officer, stating that (i) the Company is conducting or is about to conduct an offering of its securities and is advised by its managing underwriter that such offering might be affected adversely by the registration on behalf of the Holders or (ii) in the good faith judgment of the Board of Directors of the Company the Form S-3 offering would interfere with a pending or contemplated financing, merger, sale of assets, recapitalization or other similar corporate action of the Company if such registration statement would be filed on or before the date filing would be required and it is therefore essential to defer the filing of such registration statement, the Company shall have the right, exercisable only once during any period of twelve consecutive months, to defer filing the registration statement for a period of not more than 120 days; provided, however, that the time period set forth in Section 1.2 with respect to the exercise by the Holders of their Form S-3 Registration Rights shall be extended by the number of days by which any registration is deferred under the terms of this paragraph (d);

     (e) The Company may include in such Form S-3 registration statement securities of other selling security holders, without limitation, and securities offered for its own account, if the Company is eligible for use of Form S-3 for its own account; and

     (f) The Company hereby undertakes to use its best effort to meet the criteria for use of Form S-3 at the earliest possible date and to continue to qualify for such use for a period of two (2) years following the Eligibility Date.

     Section 1.3. Expense of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Article I shall be borne by the Company. All Selling Expenses relating to securities registered by the Holders or other holders shall be borne by the holders of such securities pro rata on the basis of the number of shares so registered and to be sold by each.

     Section 1.4. Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Article I, the Company will keep the Holders advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense, the Company will:

     (a) Keep such registration, qualification or compliance effective for a period of ninety (90) days or until the Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs.

     (b) Furnish such number of prospectuses and other documents incident thereto as Holders from time to time may reasonably request, but only during the period that the Company would be required to keep the registration effective.

     (c) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

     (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

     (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The Holders participating in such underwriting shall also enter into and perform their obligations under such agreement.

     (f) Notify the Holders of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     Section 1.5. Indemnification. (a) The Company will indemnify the Holders with respect to which registration, qualification or compliance has been effected pursuant to this Article I, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will pay to such Holders, each such underwriter and each person who controls any such underwriter, as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holders or underwriter and stated to be specifically for use therein.

     (b) The Holders will, if Registrable Securities held by such Holders are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such holder, each of its officers, directors or partners and each person controlling such holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) including any of the foregoing incurred in settlement of any litigation commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or any violation by the Holders of any rule or regulation promulgated under the Securities Act applicable solely to the Holders (which is not otherwise applicable to or violated by the Company) and relating to action or inaction required solely of the Holders (and not relating to or required of the Company) in connection with such registration, qualification or compliance, and will pay to the Company, such holders, such directors, officers, partners, persons, underwriters or control persons, as incurred, any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document or any amendment or supplement thereto in reliance upon and in conformity with written information relating to such Holders which shall have been furnished to the Company by an instrument duly executed by such Holders and stated to be specifically for use therein; provided, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the net proceeds to such Holders of Registrable Securities sold as contemplated herein.

     (c) Each party entitled to indemnification under this Section 1.5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article I unless such failure resulted in actual detriment to the Indemnifying Party. Notwithstanding the above, however, if representation of one or more

Indemnified Parties by the counsel retained by the Indemnifying Party would be inappropriate due to actual conflicting interests between such Indemnified Parties (the "Conflicting Indemnified Parties") and any other party represented by such counsel in such proceeding, then such Conflicting Indemnified Parties shall have the right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the Indemnifying Party. No Indemnifying Party, (i) in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation, or (ii) shall be liable for amounts paid in any settlement if such settlement is effected without the consent of the Indemnifying Party.

     Section 1.6. Information by Holders. The Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holders and the distribution proposed by such Holders as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article I.

     Section 1.7. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

     (a) Use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act at all times after the date hereof.

     (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (at any time it is subject to such reporting requirements).

     (c) So long as the Holders own any Restricted Securities, to furnish to the Holders forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Securities Exchange Act of 1934 (at any time after it has become subject to such reporting requirements) and a copy of the most recent annual or quarterly report of the Company.

     Section 1.8. Transfer of Registration Rights. The rights to cause the Company to register securities granted under Article I may not be assigned without the prior written consent of the Company in each instance, except pursuant to will or the laws of descent and distribution. No transferee, assignee or other person purporting to exercise rights under this Article I who is not a signatory to this Agreement shall be entitled to do so unless and until such person agrees to be bound by the terms of this Article I. The Company shall not unreasonably withhold its consent to a request to transfer the registration rights granted hereunder.

     Section 1.9. "Market Stand Off" Agreement. The Holders hereby agree that they shall not, to the extent required by the Company and an underwriter of Common Stock (or other securities) of the Company, sell or otherwise transfer or dispose (other than to donees who agree to be similarly bound) of any Registrable Securities during the ninety (90) day period following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that such agreement shall not apply to Registrable Securities being registered and sold pursuant to such registration statement.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Holders until the end of such ninety (90) day period.

     Section 1.10. Plan of Distribution. To preserve an orderly market in any publicly owned securities of the Company, in the event that the aggregate number of shares of Registrable Securities to be registered pursuant to a Registration Statement under Section 1.2 exceeds 5% of the Company's outstanding securities, the Holders will provide advance notice to the Company of their intended marketing and distribution arrangements in connection with the Form S-3 registration, including information with respect to any investment banking firm or broker-dealer retained by the Holders to manage the distribution.

                                  ARTICLE II

                                 MISCELLANEOUS
                                 -------------

     Section 2.1. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Illinois.

     Section 2.2. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, no assignment of this Agreement may be made by either party at any time, without the other party's prior written consent.

     Section 2.3. Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     Section 2.4. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger addressed (a) if to the Company, at 8501 West Higgins Road, Suite 320, Chicago, IL 60631, Attention: General Counsel, or at such other address as the Company shall have furnished to the Holders in writing and (b) if to the Holders, at such address as is set forth on the signature page hereto, or at such other address as the Holders shall have furnished to the Company in writing. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and postage prepaid as aforesaid.

     Section 2.5. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Company or the Holders upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Company or such Holders nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or any Holders of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Company or the Holders, shall be cumulative and not alternative.

     Section 2.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

     Section 2.7. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     Section 2.8. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     Section 2.9. Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 2.9:

     "Agreement" has the meaning specified in the first paragraph of this Agreement.

     "Commission" or "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     "Company" has the meaning specified in the first paragraph of this Agreement.

     "Eligibility Date" shall mean the later of the first annual anniversary of the date of this Agreement or the date on which the Company first meets the criteria for use of Form S-3.

     "Form S-1," "Form S-3," "Form S-4" and "Form S-8" shall mean such forms, as currently identified, for registration of securities under the Securities Act, or any substantially similar, equivalent or successor forms under the Securities Act.

     "Holders" shall mean the persons named on the signature page hereof and any permitted transferee of registration rights.

     "Registrable Securities" means Shares which are issued and outstanding and which have not been sold to the public, plus shares of the Company's Common Stock issued with respect to the Shares upon any stock split, stock dividend, recapitalization, or similar event, which have not been sold to the public, which, in each case, are not eligible for resale in reliance upon Rule 144 under the Securities Act.

     "Registration Expenses" shall mean all expenses incurred by the Company in complying with Article I hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

     "Restricted Securities" shall mean any share certificate representing Registrable Securities bearing a legend restricting further public distribution thereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale and all fees and disbursements of counsel for any holder.

     IN WITNESS WHEREOF, the Company has caused the foregoing Agreement to be executed by one of its duly authorized officers, and the Holders have each executed the foregoing Agreement, each as of the date first above written.


                                          BAB HOLDINGS, INC.

                                          By
                                             -----------------------------------
                                             Its
                                                --------------------------------

                                          --------------------------------------
                                          Michael D. Robinson

                                          Address:
                                                  ------------------------------

                                          --------------------------------------

                                          --------------------------------------


                                          --------------------------------------
                                          Alan R. Manstof

                                          Address:
                                                  ------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                  EXHIBIT D
                SELLERS' AND SHAREHOLDERS' CLOSING CERTIFICATE


     The undersigned, Michael D. Robinson and Alan R. Manstof (collectively the "Shareholders"), being duly acting, appointed and authorized officers of The American Bagel Company, a Maryland corporation, and Almike Enterprises, Inc., a Maryland corporation (collectively the "Sellers"), hereby certify to BAB Holdings, Inc., an Illinois corporation (the "Purchaser"), pursuant to Section 12.2(a) of the Asset Purchase Agreement made and entered into as of the _____ day of __________, 199__, by and among the Purchaser, the Sellers and the Shareholders (the "Purchase Agreement"), as follows:

     1. All of the representations and warranties made by Sellers and/or Shareholders in the Purchase Agreement, including the documents, instruments and agreements to be executed and/or delivered by any of the Sellers and/or Shareholders pursuant to the Purchase Agreement, are true and correct in all material respects on and as of the date hereof with the same force and effect as though such representations and warranties had been made on or given on and as of the date hereof; and

     2. The Sellers and Shareholders have performed and complied in all material respects with all of its/his/their covenants and obligations under the Purchase Agreement which were to be performed and complied with by it/him/them prior to or on the date hereof.

     IN WITNESS WHEREOF, we have executed this Sellers' and Shareholders' Closing Certificate as of the _____ day of __________, 199__.

                                       THE AMERICAN BAGEL COMPANY

                                       By____________________________
                                         Its:________________________


                                       ALMIKE ENTERPRISES, INC.

                                       By_____________________________
                                         Its:_________________________


                                       _______________________________
                                       Michael D. Robinson


                                       _______________________________
                                       Alan R. Manstof

                           NON-COMPETITION AGREEMENT
                           -------------------------


     THIS AGREEMENT, is made and entered into as of the ____ day of __________, 199__, by and between BAB HOLDINGS, INC., an Illinois corporation (the "Company"), and _________________________________________ (the "Selling
Shareholder").

     WHEREAS, the Selling Shareholder has been a principal shareholder, officer, director and employee of The American Bagel Company, a Maryland corporation, and Amike Enterprises, Inc., a _______________ corporation (collectively the "Sellers"), for many years and has developed and received special, unique and extraordinary knowledge, information and goodwill in connection therewith;

     WHEREAS, contemporaneously with the execution of this Agreement, the Sellers have sold all of their respective property and assets to the Company pursuant to an Asset Purchase Agreement dated ____________, 1996 by and among the Sellers, the Company, _______________ and the Selling Shareholder (the "Asset Purchase Agreement");

     WHEREAS, in connection with the Asset Purchase Agreement, the Selling Shareholder has agreed to provide certain consulting services to the Company pursuant to a Consulting Agreement of even date herewith (the "Consulting Agreement");

     WHEREAS, the Selling Shareholder will receive, in the course of providing consulting services to the Company, information concerning the operations, products, services and customers of the Company not generally known to the public or the industry, which information is confidential and of vital interest to the Company; and

     WHEREAS, the Company would not have entered into the Asset Purchase Agreement and/or Consulting Agreement with the Selling Shareholder but for the confidentiality and non-competition agreements contained herein.

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Non-Competition Agreement. During the period of five (5) years from and after the date hereof, the Selling Shareholder covenants and agrees that he will not, without the Company's prior written consent, directly or indirectly, at any location within the United States of America, lend his credit, advice or assistance, or engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder [other than as a less than five percent (5%) shareholder of a publicly traded corporation], officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, for the purpose of establishing, operating or managing any business or entity that is engaged in activities competitive with (i) the business of the Company and its subsidiaries and affiliates as carried on as of the date of this Agreement, or (ii) the business of the Sellers and its subsidiaries and affiliates as carried on immediately prior to the date hereof; provided, however, that notwithstanding the foregoing provisions of this paragraph 1, the Selling Shareholder may act as a consultant to the Company pursuant to the Consulting Agreement.

     2. Non-Solicitation Agreement. As used in this Agreement, the term "Person" means any individual, corporation, limited liability company, joint venture, general, limited or limited liability partnership, association or other entity. During the period of five (5) years from and after the date hereof, the Selling Shareholder covenants and agrees that he will not, whether for his own account or for the account of any other Person, directly or indirectly interfere with the relationship of the Company and/or its subsidiaries and affiliates with or endeavor to divert or entice away from the Company or its subsidiaries or affiliates any Person who or which at any time while the Selling Shareholder was a shareholder of either of the Sellers or during the time that the Selling Shareholder provides consulting services to the Company pursuant to the Consulting Agreement is or was an employee or customer of or in the habit of dealing with either of the Sellers, the Company or any of their respective subsidiaries or affiliates.

     3. Confidential Information. The Selling Shareholder understands and agrees that the respective businesses of the Sellers and the Company is based upon specialized work and that as an officer, director, employee and shareholder of the Sellers he received, had access to and/or contributed to Confidential Information (as hereinafter defined) and that as a consultant to the Company pursuant to the Consulting Agreement he will receive, have access to and/or contribute to Confidential Information. The Selling Shareholder agrees that at all times during the term of this Agreement and thereafter without limitation, he shall keep secret all such Confidential Information and that he will not directly or indirectly "Use" (as hereinafter defined) or "Disclose" (as hereinafter defined) the same to any Person without first obtaining the written consent of the Company. Upon the voluntary or involuntary termination of the Consulting Agreement with or without cause, or at any time the Company may so request, the Selling Shareholder shall turn over to the Company all books, notes, memoranda, manuals, notebooks, tables, drawings, calculations, records and other documents made, compiled by or delivered to the Selling Shareholder containing or concerning any Confidential Information, including copies thereof, in his possession, it being agreed that the same and all information contained therein are at all times the exclusive property of the Company.

     As used in this Agreement, the term "Confidential Information" means any information or compilation of information not generally known to the public or the industry, which was proprietary to the Sellers and/or is now proprietary to the Company, relating to the Sellers' and/or the Company's procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including, but not limited to, information relating to marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, customers, plans, pricing, billing, needs of customers and services used by customers. Confidential Information for purposes of this Agreement shall also include all lists of customers, franchisees, addresses, prospects, sales calls, suppliers, vendors, products, services, prices and the like as well as any specifications, formulas, recipes, plans, drawings, accounts or sales records, sales brochures, books, code books, records, manuals, trade secrets, knowledge, know-how, pricing strategies, operating costs, sales margins, methods of operations, invoices or statements and the like. All information disclosed to the Selling Shareholder during the term of his prior employment by the Sellers or in the course of providing Consulting Services to the Company pursuant to the Consulting Agreement which the Selling Shareholder has a reasonable basis to believe to be Confidential Information or which is treated by the Sellers and/or the Company as being Confidential Information, shall be presumed to be Confidential Information.

     As used in this Agreement, the term "Disclose" means to reveal, deliver, divulge, disclose, publish, copy, communicate, show or otherwise make known or available to any other Person, or in any way to copy, any of the Confidential Information.

     As used in this Agreement, the term "Use" means to appropriate any of the Confidential Information for the benefit of oneself or any other Person other than the Company.

     4. Reasonableness of Covenants. The Selling Shareholder acknowledges and agrees that the geographic scope and period of duration of the restrictive covenants contained in this Agreement are both fair and reasonable and that the interests sought to be protected by the Company are legitimate business interests entitled to be protected. The Selling Shareholder further acknowledges and agrees that the Company would not have agreed to purchase all of the Sellers' property and assets pursuant to the Asset Purchase Agreement and that the Company would not have agreed to engage the Selling Shareholder as a consultant pursuant to the Consulting Agreement unless the Selling shareholder entered into this Agreement.

     5. Injunctive Relief. The parties agree that the remedy of damages at law for the breach by the Selling Shareholder of any of the covenants contained in this Agreement is an inadequate remedy. In recognition of the irreparable harm that a violation by the Selling Shareholder of any of the covenants, agreements or obligations arising under this Agreement would cause the Company, the Selling Shareholder agrees that in addition to any other remedies or relief afforded by law, an injunction against an actual or threatened violation or violations may be issued against him and every other Person concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies. In the event of any such actual or threatened violation, the Selling Shareholder agrees to pay the costs, expenses and reasonable attorneys' fees incurred by the Company in pursuing any of its rights or remedies with respect to such actual or threatened violation, in addition to the actual damages sustained by the Company as a result thereof.

     6. Blue Pencil Doctrine. In the event that any of the restrictive covenants contained in this Agreement shall be found by a court of competent jurisdiction to be unreasonable by reason of its extending for too great a period of time or over too great a geographic area or by reason of its being too extensive in any other respect, then such restrictive covenant shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

     7. Compensation. The Selling Shareholder shall receive no separate monetary consideration for the restrictive covenants contained in this Agreement, but the Selling Shareholder acknowledges receipt of consideration in the form of the purchase of the property and assets of the Sellers pursuant to the Asset Purchase Agreement.

     8. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

     9. Amendment. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by all of the parties and then such waiver shall only be effective in the specific instance and for the specific purpose for which it was given.

     10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representative(s), successors and permitted assigns, but nothing in this Agreement is to be construed as an authorization or right of any party to assign its/his rights or delegate its/his duties under this Agreement without the prior written consent of the other party hereto.

     11. Governing Law. This Agreement shall be construed, governed by and enforced in accordance with the laws of the State of _______________.

     12. Headings. The headings to the paragraphs of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, amplify or aid in the interpretation of the provisions hereof.

     13. Severability. The provisions of this Agreement shall be deemed severable and if any portion hereof shall be held invalid, illegal or unenforceable for any reason, the remainder shall not thereby be invalidated but shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

                                COMPANY:

                                BAB HOLDINGS, INC.


                                By:
                                    ---------------------------------
                                Its:
                                     --------------------------------


                                SELLING SHAREHOLDER:


                                -------------------------------------

                                  EXHIBIT G
                          OPINION OF SELLER'S COUNSEL


          1) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of ____________, and has all requisite power and authority, corporate and otherwise, to own, operate and lease the Assets and to conduct the Business as it is now being conducted;

          2) Seller is duly qualified to transact business as a foreign corporation and is in good standing in every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated makes such qualification necessary and the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

          3) The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Seller and/or Shareholders pursuant hereto, and the consummation of the transaction contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller and Shareholders. This Agreement and the documents, instruments and agreements to be executed and/or delivered by Seller and/or Shareholders pursuant to this Agreement have been duly and validly authorized, executed and delivered by Seller and/or Shareholders and the obligations of Seller and Shareholders hereunder and thereunder are valid and legally binding and enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and by general principals of equity (regardless of whether such enforceability is considered under proceeding at law or in equity), including, among others, limitations on the availability of equitable remedies, and shall, to the best of such counsel's Knowledge, effectively vest in Purchaser good and marketable title to the Assets and Business as contemplated by this Agreement;

          4) Seller has full corporate power and authority to sell, assign, transfer, convey and deliver to Purchaser the Assets to be sold hereunder and to otherwise perform its obligations under this Agreement and the documents, instruments and agreements to be executed and/or delivered by the Seller pursuant hereto. The execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws (or comparable government documents or instruments) of Seller; (ii) violate any Applicable Laws issued, enacted, entered or deemed applicable by Governmental Body having jurisdiction over Seller or any of its properties or assets; (iii) except as provided in Schedule 5.3 hereto, require any filing with, permit from, consent or approval of, or the giving of any notice to, any Governmental Body or any third party; (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, contract, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound, including the Operating Contracts, and of which counsel has actual Knowledge; or (v) result in the creation or imposition of any encumbrance on any of the Assets;

          5) There are no mortgages, pledges, liens, charges, restrictions, claims, encumbrances or security interests of record or known by such counsel that would prevent Purchaser from receiving by the execution and delivery of the documents hereunder good and marketable title to all of the Assets other than the Real Estate, free and clear from all mortgages, pledges, liens, charges, restrictions, claims, encumbrances and security interests;

          6) Except as described in Schedule 5.6 hereto, there are no investigations, claims, demands, actions, suits or other proceedings at law or in equity which are pending or, to the best of counsel's Knowledge, threatened against or affecting the Seller, the Assets or the Business before or by any court, Governmental Body or other Person or entity wherein an unfavorable decision, ruling or finding could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or impair the ability of Seller and/or Shareholders to consummate the transactions contemplated hereby. Except as provided in Schedule 5.6 hereto, Seller is not a party to or subject to the provisions of any writ, ruling, award, executive order, directive, requirement, injunction, judgment, decree or other order (whether temporary, preliminary or permanent) issued, enacted, entered or deemed applicable by Governmental Body which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or impair the ability of Seller and/or Shareholders to consummate the transactions contemplated hereby;

          7) Seller and Shareholders have the unrestricted corporate and other power and authority to sell, convey, transfer, assign, and deliver to Purchaser all of the Assets and Business to be sold hereunder and to otherwise perform its/his/their obligations under this Agreement and the documents, instruments and agreements to be executed and/or delivered by Seller and/or Shareholders pursuant hereto;

          8) To the best of counsel's Knowledge, Seller and the Business are in compliance in all material respects with all Applicable Laws issued, enacted, entered or deemed applicable by Governmental Body and, to the best of such counsel's Knowledge, no authorization, consent or approval of any Governmental Body, which has not been obtained, is necessary for the lawful sale of the Assets to the Purchaser or necessary for the lawful consummation by the Seller and Shareholders of the transactions contemplated hereby;

          9) To the best of counsel's Knowledge, the representations and warranties of Seller and Shareholders contained herein are true and correct in all material respects;

          10) The Bulk Transfers Act, as adopted in ______. Stat. (S) ______ et seq., is not applicable to the transactions contemplated hereby; and

          11) Seller has obtained all licenses, certificates, franchises, permits, consents and approvals of each and every Governmental Body having jurisdiction over Seller necessary to own the Assets and to operate and carry on the Business, and all such licenses, certificates, franchises, permits, consents and approvals are valid and in full force and effect.

                                   EXHIBIT H
                        PURCHASER'S CLOSING CERTIFICATE


     The undersigned, being a duly acting, appointed and authorized officer of BAB Holdings, Inc., an Illinois corporation (the "Purchaser"), hereby certifies to The American Bagel Corporation, a Maryland corporation, and Almike Enterprises, Inc., a Maryland corporation (collectively, the "Sellers"), and Michael D. Robinson and Alan R. Manstof (collectively, the "Shareholders"), pursuant to Section 12.3(b) of the Asset Purchase Agreement made and entered into as of the ____ day of ____________________, 199__, by and among the
Purchaser, the Sellers and the Shareholders (the "Purchase Agreement"), as follows:

     1. All of the representations and warranties made by Purchaser in the Purchase Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant to the Purchase Agreement, are true and correct in all material respects on and as of the date hereof with the same force and effect as though such representations and warranties had been made on or given on and as of the date hereof; and

     2. The Purchaser has performed and complied in all material respects with all of its covenants and obligations under the Purchase Agreement which were to be performed and complied with by it prior to or on the date hereof.

     IN WITNESS WHEREOF, I have executed this Purchaser's Closing Certificate as of the ____ day of ______________, 199___.


                                       BAB HOLDINGS, INC.


                                       By:____________________________
                                          Its: _______________________


                                       1